UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Sec.240.14a-11(c) or Sec.240.14a-12

ALLOY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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May 28, 2008

Dear Shareholder,

It is my pleasure to invite you to Alloy’s 2008 Annual Meeting of Shareholders.

We will hold the Annual Meeting at 9:00 a.m. on Thursday, July 17, 2008, at the office of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Chrysler Center, 666 Third Avenue, New York, NY 10017. In addition to the formal items of business, we will review the major developments of the past year and answer your questions.

This booklet includes our Notice of Annual Meeting and Proxy Statement (containing important information about the matters to be acted upon at the Annual Meeting), and is accompanied by our Annual Report for the fiscal year ended January 31, 2008 and a proxy card. The Proxy Statement describes the business that we will conduct at the Annual Meeting and provides information about Alloy that you should consider when you vote your shares.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card promptly in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting. If you attend the Annual Meeting and prefer to vote in person, you may do so.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Matthew C. Diamond
Chief Executive Officer and Chairman

YOUR VOTE IS IMPORTANT.

PLEASE RETURN YOUR PROXY PROMPTLY.

[LOGO]

151 West 26th Street, 11th Floor

New York, NY 10001

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, July 17, 2008
Time:	9:00 a.m.
Place:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Chrysler Center 666 Third Avenue New York, NY 10017

Dear Shareholder:

At our Annual Meeting, we will ask you to:

•	elect three members to our Board of Directors as a class to serve for a three-year term ending at the 2011 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

•	ratify the appointment of BDO Seidman, LLP as our independent registered public accountants for the fiscal year ending January 31, 2009;

•	approve the Alloy, Inc. Executive Incentive Bonus Plan; and

•	transact any other business that may properly be presented at the Annual Meeting.

Shareholders of record at the close of business on May 21, 2008 will be entitled to vote at the Annual Meeting. A list of shareholders of record will be available at the meeting and, during the 10 days prior to the meeting, at the office of the Secretary at our address above. The Proxy Statement, the accompanying form of proxy card and our Annual Report for the fiscal year ended January 31, 2008 are being mailed to all shareholders of record on or about June 9, 2008.

BY ORDER OF THE BOARD OF DIRECTORS

Gina R. DiGioia
Secretary

May 28, 2008

i

ii

ALLOY, INC.

151 WEST 26TH STREET, 11TH FLOOR

NEW YORK, NY 10001

PROXY STATEMENT FOR THE ALLOY, INC.

2008 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did You Send Me This Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of Alloy, Inc. (“Alloy” or the “Company”) is soliciting your proxy to vote at our 2008 Annual Meeting of Shareholders (the “Annual Meeting”) and any adjournments of the Annual Meeting. This Proxy Statement along with the accompanying Notice of Annual Meeting of Shareholders summarizes the purposes of the meeting and the information you need to know in order to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card in accordance with the instructions set forth on the proxy card.

On or about June 9, 2008, we will begin sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card to all shareholders entitled to vote at the Annual Meeting. Although not part of this Proxy Statement, we also will send our annual report for the fiscal year ended January 31, 2008 (“Fiscal 2007”), which includes our Fiscal 2007 Form 10-K (the “Fiscal 2007 Annual Report”).

Who Can Vote?

Only shareholders who own Alloy common stock, $.01 par value per share (“common stock”) at the close of business on May 21, 2008 are entitled to vote at the Annual Meeting.

As of May 1, 2008, we had 14,132,506 shares of common stock outstanding (excluding treasury shares).

How Many Votes Do I Have?

Each share of Alloy common stock that you own entitles you to one vote.

How Do I Vote By Proxy?

Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote. If your shares are registered directly in your name through our stock transfer agent, American Stock Transfer & Trust Co., or you have stock certificates, you may vote by completing and mailing the enclosed proxy card in the envelope provided. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide your bank, broker or other nominee with instructions regarding how to vote your shares, and you will receive directions from your bank, broker or other nominee explaining how to provide such nominee with your voting instructions.

How Does the Board of Directors Recommend that I Vote on the Proposals?

If you properly fill in your proxy card and send it to us in time to vote, your “proxies,” Joseph D. Frehe, our Chief Financial Officer, and/or Gina R. DiGioia, our Corporate Secretary and Chief Legal Officer, will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxies will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” the election of the three nominees for director;

•	“FOR” ratification of the appointment of BDO Seidman, LLP as our independent registered public accountants for the fiscal year ending January 31, 2009 (“Fiscal 2008”); and

•	“FOR” approval of the Alloy, Inc. Executive Incentive Bonus Plan (the “Proposed Incentive Plan”).

If any other matter is presented at the Annual Meeting, your proxies will vote in accordance with their best judgment. As of the date of this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

This Proxy Statement and the accompanying proxy card are being mailed on or about June 9, 2008 to all shareholders entitled to notice of, and to vote at, the Annual Meeting.

We are mailing our Fiscal 2007 Annual Report with this Proxy Statement, but the Fiscal 2007 Annual Report does not constitute a part of this Proxy Statement.

May I Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the following ways:

•	you may send in another proxy with a later date;

•	you may notify our Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy;

•	you may vote in person at the Annual Meeting. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it; or

•	if your shares are held in street name, as instructed by your broker.

What if I Receive More than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.

How Do I Vote in Person?

If you attend the Annual Meeting and plan to vote in person, we will give you a ballot when you arrive. If you hold your shares in street name or through another entity such that you are not the record owner and you plan to vote in person at the meeting, then you will have to provide to us at the meeting a full set of authorizations giving you the legal authority to vote the shares own beneficially but held through your broker or other entity. This set of authorizations may include a proxy to you from the brokerage firm or other entity through which you hold your shares, or a series of proxies (for example, another proxy from the clearing company through which the brokerage firm holds the shares). Without a full set of authorities enabling you to vote in person the shares you own beneficially, you will not be able to vote at the meeting the beneficially owned shares. Your broker or record owner on your behalf will know how to help you obtain the full set of authorizations you will need, and you are encouraged to seek their advice, as soon as possible, because we cannot arrange any of these authorizations for you.

What is the Effect of Broker Non-Votes?

If your broker holds your shares in its name, the broker will be entitled to vote your shares on Proposals 1 and 2, even if it does not receive instructions from you. However, your broker will not be entitled to vote your shares on Proposal 3 if it does not receive instructions from you. We encourage you to provide voting instructions. This ensures your votes will be voted at the meeting in the manner you desire. If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a “broker non-vote”. Abstentions from voting will not be counted for purposes of tabulating the votes cast. As to Proposals 1 and 2, broker non-votes are not deemed to be present and represented and are not entitled to vote, and therefore will have no effect on the outcome of the vote.

What Vote is Required to Approve Each Proposal?

Proposal 1: Elect Three Directors

The three nominees for director who receive the most votes (also known as a “plurality” of the votes) will be elected. Abstentions are not counted for purposes of electing directors. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Selection of Independent Registered Public Accountants

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the selection of independent registered public accountants. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our shareholders to select our independent registered public accountants. However, if our shareholders do not ratify the selection of BDO Seidman, LLP as our independent registered public accountants for Fiscal 2008, our Audit Committee of our Board of Directors will reconsider its selection.

Proposal 3: Approve the Alloy, Inc. Executive Incentive Bonus Plan

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt the Proposed Incentive Plan. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. Therefore, any shares not voted by a customer will be treated as a broker non-vote, and such broker non-votes will have no effect on the results of this vote.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We let only our Inspector of Elections (American Stock Transfer & Trust Co.) examine these documents. Management will not know how you voted unless such disclosure is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or elsewhere.

What are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will not pay these employees and directors any additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the meeting. Votes of shareholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes will be counted for purposes of determining whether a quorum exists.

Householding of Annual Disclosure Documents

In December 2000, the Securities and Exchange Commission (the “SEC”) adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of the Fiscal 2007 Annual Report and Proxy Statement to any household at which two or more of our shareholders reside, if your broker or we believe that the shareholders are members of the same family. This practice, referred to as “householding”, benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded”, the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each shareholder will continue to receive a separate proxy card or voting instruction card.

If your household receives a single set of disclosure documents this year, but you would prefer to receive your own copy, please contact our transfer agent, American Stock Transfer & Trust Co., by calling its toll free number, 1-800-937-5449.

If you do not wish to participate in “householding” and would like to receive your own set of Alloy’s annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another Alloy shareholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

•

If your Alloy shares are registered in your own name, please contact our transfer agent, American Stock Transfer & Trust Co., and inform it of your request by calling it at 1-800-937-5449 or writing it at American Stock Transfer & Trust Co., 6201 15th Avenue, 2nd Floor, Brooklyn, NY 11219.

•

If a broker or other nominee holds your Alloy shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage and your account number.

How Do I Obtain an Annual Report on Form 10-K?

If you would like a copy of our Fiscal 2007 Annual Report, which includes our Fiscal 2007 Form 10-K, which we filed with the SEC on April 15, 2008, we will send you one without charge. Please write to:

Alloy, Inc.

151 West 26th Street, 11th Floor

New York, NY 10001

Attn: Investor Relations

In addition, upon written request and payment of a fee equal to our reasonable expenses, we will send you copies of any exhibit to our Fiscal 2007 Form 10-K, filed with the SEC on April 15, 2008.

Electronic Access to Proxy Statement and Annual Report

This Proxy Statement and our Fiscal 2007 Annual Report may be viewed online through the “Investor Relations” section of our website at www.alloymarketing.com. You may also find a copy of this Proxy Statement our Fiscal 2007 Annual Report on the Internet through the SEC’s electronic data system at www.sec.gov. The information contained on our website is not included as a part of, or incorporated by reference into, this Proxy Statement.

INFORMATION ABOUT ALLOY SECURITY OWNERSHIP

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 1, 2008 for: (a) each of our executive officers named in the Summary Compensation Table set forth elsewhere in this Proxy Statement; (b) each of our directors; (c) all of our current directors, director nominees and executive officers as a group; and (d) each shareholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except where indicated in the footnotes below, the address for each director and executive officer listed is: c/o Alloy, Inc., 151 West 26th Street, 11th Floor, New York, New York 10001. We deem shares of common stock that may be acquired by an individual or group within 60 days of May 1, 2008 pursuant to the exercise of options or warrants or conversion of convertible securities to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in the footnotes to this table, we believe that the shareholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by such shareholders. Percentage of ownership is based on 14,132,506 shares of common stock outstanding on May 1, 2008 (excluding treasury stock):

	SHARES BENEFICIALLY OWNED
Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Matthew C. Diamond	500,245	(1)	3.5%
James K. Johnson, Jr.	482,961	(1)	3.4%
Joseph D. Frehe	24,939	(2)	*
Gina R. DiGioia	35,747	(3)	*
Robert L. Bell	69,905	(4)	*
Peter M. Graham	116,409	(5)	*
Samuel A. Gradess	278,070		2.0%
Edward A. Monnier	23,603	(6)	*
Anthony N. Fiore	40,816	(7)	*
Jeffrey Hollender	16,404	(8)	*
Richard E. Perlman	12,491	(9)	*
Dimensional Fund Advisors LP	1,151,171	(10)	8.1%
RGM Capital, LLC	1,031,634	(11)	7.3%
Potomac Capital Management, LLC	871,358	(12)	6.2%
Brightpoint Capital Advisors, LLC	811,000	(13)	5.7%
All current directors and executive officers (11 persons) as a group.	1,601,590	(14)	11.3%

*	Represents beneficial ownership of less than one percent of the issued and outstanding common stock on May 1, 2008.

(1)	Includes: (i) 135,504 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company; and (ii) 62,500 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of May 1, 2008.
(2)	Includes: (i) 12,431 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company; and (ii) 11,374 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of May 1, 2008.
(3)	Includes: (i) 9,809 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company; and (ii) 20,655 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of May 1, 2008.
(4)	Includes: (i) 4,108 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company; and (ii) 61,750 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of May 1, 2008.
(5)	Includes: (i) 48,465 shares held by The Peter Graham Money Purchase Plan & Trust; (ii) 19,877 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company; and (iii) 27,500 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of May 1, 2008.
(6)	Includes: (i) 10,786 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company; and (ii) 3,750 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of May 1, 2008.
(7)	Includes: (i) 10,786 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company; and (ii) 1,250 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of May 1, 2008.
(8)	Includes: (i) 10,786 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company; and (ii) 1,250 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of May 1, 2008.
(9)	Includes (i) 9,793 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company; and (ii) 312 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of May 1, 2008.
(10)	The information in this table is based on a filing on Schedule 13G/A filed with the SEC on February 6, 2008. Dimensional Fund Advisors LP is located at 1299 Ocean Avenue, Santa Monica, California 90401.
(11)	The information in this table is based on a filing on Schedule 13D/A filed with the SEC on August 13, 2007. RGM Capital, LLC is located at 6621 Willow Park Drive, Suite One, Naples, Florida 34109.
(12)	The information in this table is based on a filing on Schedule 13G filed with the SEC on April 19, 2007. Potomac Capital Management, LLC is located at 825 Third Avenue, 33rd Floor, New York, New York 10022.
(13)	The information in this table is based on a filing on Schedule 13G/A filed with the SEC on February 14, 2008. Brightpoint Capital Advisors, LLC is located at 1001 Brickell Bay Drive, 27th Floor, Miami, Florida 33131.
(14)	Includes an aggregate of: (i) 359,384 shares of restricted stock, which are subject to rights of repurchase by us in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company; and (ii) 252,841 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of May 1, 2008.

MANAGEMENT AND CORPORATE GOVERNANCE MATTERS

The Board of Directors

Our Restated Certificate of Incorporation, as amended, and Amended and Restated By-Laws provide that our business is to be managed by or under the direction of our Board of Directors. Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of shareholders to serve for a three-year term. Our Board of Directors currently consists of eight members, classified into three classes as follows: (1) Matthew C. Diamond, James K. Johnson, Jr. and Richard E. Perlman constitute a class with a term ending at the 2008 Annual Meeting; (2) Peter M. Graham and Anthony N. Fiore constitute a class with a term ending at the 2009 Annual Meeting; and (3) Samuel A. Gradess, Edward A. Monnier and Jeffrey Hollender constitute a class with a term ending at the 2010 Annual Meeting.

Based upon a review by the Board of Directors of all relevant information, the Board of Directors has determined that Peter M. Graham, Edward A. Monnier, Anthony N. Fiore, Jeffrey Hollender and Richard E. Perlman are not officers or employees of Alloy and none of such persons has a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of them is an “independent director” as that term is defined under Rule 4200(a)(15) of the NASDAQ Marketplace Rules, and is “independent” as that term is defined in the applicable rules and regulations promulgated by the SEC.

On April 10, 2008, based upon the recommendation of the Corporate Governance and Nominating Committee of our Board of Directors, the Board nominated Matthew C. Diamond, James K. Johnson, Jr. and Richard E. Perlman for election at the Annual Meeting for a term of three years to serve until the 2011 Annual Meeting of Shareholders and until their respective successors have been elected and qualified.

Certain information about our directors and director nominees, including their positions on standing committees of the Board of Directors, are set forth below:

Name of Director	Age	Audit	Compensation	Administration	Corporate Governance & Nominating
Outside Directors
Peter M. Graham(1)	53	Chair	Chair	—	Member
Edward A. Monnier(2)	44	Member	Member	—	Chair
Anthony N. Fiore(3)	66	Member	Member	—	—
Jeffrey Hollender(4)	53	—	—	—	Member
Richard E. Perlman(5)	61	Member	—	—	—
Samuel A. Gradess(6)	42	—	—	—	—
Employee Directors
Matthew C. Diamond(7)	39	—	—	Member	—
James K. Johnson, Jr.(8)	41	—	—	Member	—
Number of Meetings in Fiscal 2007		8	4	3	1
Number of Actions By Unanimous Written Consent		0	7	7	0

(1)	Peter M. Graham has served as one of our directors since November 1998. From 1994 through December 2004, he held various positions with Ladenburg Thalmann Group Inc., an investment banking organization, including Principal, President, Vice Chairman and Managing Director of its principal subsidiary, Ladenburg Thalmann & Co. Inc. Mr. Graham joined Ladenburg Thalmann & Co. Inc. in 1976 after having attended the Wharton School of Business at the University of Pennsylvania. Mr. Graham serves as Chairman of the Board of Seventh Generation, Inc., a privately held consumer products company.

(2)	Edward A. Monnier has served as one of our directors since March 2001. Mr. Monnier has been principal of Corridor Capital, a private equity firm, since its inception in 2005 and is currently its managing director. Previously, Mr. Monnier held various positions with Liberty Media Corporation subsidiaries from October 1999 until November 2004, including Vice President of Corporate Development & Strategy with Liberty Broadband Interactive Television. From June 1997 until October 1999, Mr. Monnier served as a strategy and mergers and acquisitions consultant for LEK Consulting. Mr. Monnier received a B.A. in Anthropology and in Philosophy, both from Emory University in 1989, and a MBA from the Wharton School of Business at the University of Pennsylvania in 1996.
(3)	Anthony N. Fiore joined our Board of Directors in June 2004. Mr. Fiore was one of the founders of MarketSource Corporation, a leading marketing services company that developed and implemented award-winning programs in high schools, universities and major retail venues. He was the Executive Vice President in charge of strategic planning, sales and marketing from January 1999 through August 2004. Mr. Fiore retired from MarketSource in August 2004 after 24 years of service. He also was a board member of the Promotion Marketing Association and held executive marketing positions with Warner Lambert and American Express. Mr. Fiore holds a B.S. from Wagner College and a MBA in Finance from Pace University.
(4)	Jeffrey Hollender has served as a director since August 2004. Since 1998, he has held the position of President and Chief Executive Officer of Seventh Generation, Inc., a privately held consumer products company. From 1979 through 1987, he was President of Warner Audio Publishing, a division of Time Warner. Mr. Hollender attended Hampshire College.
(5)	Richard E. Perlman has served as a director since September 2006. Since 2003, Mr. Perlman has served as Chairman of TurboChef Technologies, Inc., a publicly traded company that develops and manufactures speed-cooking solutions. He was formerly chairman of PracticeWorks, Inc. from March 2001 until its acquisition by The Eastman Kodak Company in October 2003. From January 1998 to March 2001, he served as chairman and treasurer of AMICAS, Inc. (formerly VitalWorks Inc.). Mr. Perlman is the founder of Compass Partners, L.L.C., a merchant banking and financial advisory firm specializing in corporate restructuring and middle market companies, and has served as its President since its inception in May 1995. From 1991 to 1995, he was Executive Vice President of Matthew Stuart & Co., Inc., an investment-banking firm. Mr. Perlman received a B.S. in Economics from the Wharton School of the University of Pennsylvania and a MBA from the Columbia University Graduate School of Business.
(6)	Samuel A. Gradess joined us in July 1996 and has been a director since that time. He was appointed Secretary and Director of Finance and Administration of Alloy in January 1997. Mr. Gradess served as our Chief Financial Officer from January 1999 through August 2004 and as an Executive Vice President from August 2004 through January 2006. Mr. Gradess received his B.A. in Economics from the University of Virginia in 1987.
(7)	Matthew C. Diamond founded Alloy together with Mr. Johnson in January 1996, and served as the Director of Marketing and Planning until January 1999. He has served as one of our directors since July 1996, was appointed Chief Executive Officer in January 1999 and was elected Chairman of the Board in April 1999. Mr. Diamond received his B.A. in International Studies and Economics from the University of North Carolina at Chapel Hill in 1991 and his MBA from the Harvard Graduate School of Business in 1996. Mr. Diamond is also a director of Genesco, Inc., a publicly traded company.
(8)	James K. Johnson, Jr. founded Alloy together with Mr. Diamond in January 1996 and has been a director since that time. He was appointed President of Alloy in January 1997 and Chief Operating Officer in January 1999. From August 2004 until March 2006, Mr. Johnson served as Alloy’s Chief Financial Officer. Mr. Johnson received his B.A. in History from Hamilton College in 1989.

Meetings of the Board of Directors and Committees

Meeting Attendance. During the Fiscal 2007, there were seven meetings of our Board of Directors. Also, during this period, the Board of Directors acted by unanimous written consent pursuant to Delaware law on two occasions. All of our directors attended, either in person or via telephone, at least 75% or more of the total number of meetings of the Board during Fiscal 2007. During Fiscal 2007, the various standing committees of the

Board of Directors met a total of 16 times and acted by unanimous written consent 14 times. All of our directors attended, either in person or via telephone, at least 75% of the committee meetings held during Fiscal 2007 on which such director served as a member. In addition to regularly scheduled meetings, a number of directors were involved in numerous informal meetings with management, offering valuable advice and suggestions on a broad range of corporate matters. The Board has adopted a policy under which each member of the Board is strongly encouraged to attend each annual meeting of our shareholders. All members of our Board of Directors attended our 2007 annual shareholder meeting, either in person or telephonically.

Audit Committee. Our Audit Committee met eight times during Fiscal 2007 and did not take action by unanimous written consent on any occasion pursuant to Delaware law during this period. This committee currently has four members: Peter M. Graham (Chairman), Edward A. Monnier, Anthony N. Fiore and Richard E. Perlman. Each of Messrs. Graham, Monnier, Fiore and Perlman served on the committee during Fiscal 2007. Our Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of our independent registered public accountants, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent registered public accountants and our accounting practices. The Audit Committee operates pursuant to a written charter, which charter is publicly available on our website (www.alloymarketing.com) in the corporate governance section of our Investor Relations pages.

All of the current members of the Audit Committee: (1) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NASDAQ rules; (2) have not participated in the preparation of the financial statements of Alloy or any of its current subsidiaries at any time during the past three years; and (3) are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

Our Board of Directors has determined that our Audit Committee has at least one member who qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC. The Board has determined that Peter M. Graham, based upon his experience, training and education, qualifies as an audit committee financial expert by virtue of the fact that he has (a) an understanding of generally accepted accounting principles (“GAAP”) and financial statements; (b) the ability to assess the general application of GAAP in connection with accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements as well as experience actively supervising one or more persons engaged in such activities; (d) an understanding of internal controls and procedures for financial reporting; and (e) an understanding of audit committee functions. The Board further determined that Mr. Graham is independent of management pursuant to applicable SEC rules and NASDAQ listing standards regarding the independence of board and audit committee members.

Compensation Committee. Our Compensation Committee met four times during Fiscal 2007 and acted by unanimous written consent seven times pursuant to Delaware law during this period. This committee currently has three members: Peter M. Graham (Chairman), Anthony N. Fiore and Edward A. Monnier. Each of Messrs. Graham, Fiore and Monnier served on the committee during Fiscal 2007. Our Compensation Committee is authorized to make recommendations concerning salaries and incentive compensation for our employees and consultants, establish and approve salaries and incentive compensation for our executive officers and administer our employee benefit and equity compensation plans. The Compensation Committee may, by resolution passed by a majority of its committee members, designate one or more subcommittees to carry out its functions with each subcommittee consisting of one or more members of the Compensation Committee. Any such subcommittee, to the extent provided in the resolutions of the Committee and to the extent not limited by applicable law, may exercise all the powers and authority of the Compensation Committee. The Compensation Committee consulted with compensation consultants during Fiscal 2007 with respect to the compensation of certain of our executive officers. The Compensation Committee follows certain processes and procedures in considering and determining executive and director compensation. In setting Fiscal 2007 executive officer compensation the Compensation Committee solicited recommendations from the Company’s Chief Executive Officer and its Chief Operating Officer and considered the various factors set forth in the “Compensation Discussion and Analysis” section of this Proxy Statement.

All members of the Compensation Committee qualify as an “independent director” as that term is defined under NASDAQ rules.

The Compensation Committee operates pursuant to a written charter, which charter is publicly available on our website at www.alloymarketing.com in the corporate governance section of our Investor Relations pages. Pursuant to the charter, if all of the members of our Compensation Committee do not qualify as “non-employee” directors as such term is defined by Rule 16b-3(b)(3) of the Exchange Act, then grants of options and restricted stock to our executive officers and directors shall be made by the full Board of Directors or a sub-committee of the Compensation Committee comprised of at least two members who qualify as “non-employee” directors.

Please also see the Report of the Compensation Committee set forth elsewhere in this Proxy Statement.

Administration Committee. Our Administration Committee met three times during Fiscal 2007 and acted by unanimous written consent pursuant to Delaware law on seven occasions during this period. During Fiscal 2007, the Committee had two members, Matthew C. Diamond and James K. Johnson, Jr., each of whom served as an executive officer of the Company during said year. The Compensation Committee has delegated authority to the Administration Committee to make option grants subject to certain thresholds, except for grants to executive officers and directors. During Fiscal 2007, any grant made by the Administration Committee pursuant to the power granted to it by the Board of Directors required the approval of the Compensation Committee if the grant: (i) was for more than 6,250 shares to any single grantee; (ii) would, when combined with all other grants made during the fiscal quarter in which it was made, result in aggregate grants for more than 100,000 shares during such fiscal quarter, net of option cancellations and expirations during such fiscal quarter; or (iii) was to an executive officer or director of the Company. The Board of Directors has also delegated authority to the Administration Committee to approve acquisitions involving up to an aggregate of $10,000,000 of acquisition consideration within any three-month period.

Corporate Governance and Nominating Committee. Our Corporate Governance and Nominating Committee (the “Nominating Committee”) met once during Fiscal 2007 and did not act by unanimous written consent pursuant to Delaware law on any occasion during this period. Our Nominating Committee is comprised of Peter M. Graham, Edward A. Monnier and Jeffrey Hollender, all of whom have been found by the Board of Directors to be an “independent director” as that term is defined under NASDAQ rules. Each of Messrs. Graham, Monnier and Hollender served on the Nominating Committee during Fiscal 2007. Mr. Monnier has been designated Chairman of the Nominating Committee, which operates pursuant to a written charter that outlines the Board’s policies regarding the consideration of director candidates recommended by shareholders and director candidate qualifications. This charter is publicly available on our website at www.alloymarketing.com in the corporate governance section of our Investor Relations pages.

The Nominating Committee is responsible for, among other things: (i) reviewing the appropriate size, function and needs of the Board of Directors; (ii) developing the Board’s policy regarding tenure and retirement of directors; (iii) establishing criteria for evaluating and selecting new members of the Board, subject to Board approval thereof; (iv) identifying and recommending to the Board for approval individuals qualified to become members of the Board of Directors, consistent with criteria established by the Committee and the Board; (v) overseeing the evaluation of management and the Board; and (vi) monitoring and making recommendations to the Board on matters relating to corporate governance. If a shareholder wishes to nominate a candidate to be considered for election as a director at the 2009 Annual Meeting of Shareholders using the procedures set forth in our by-laws, it must follow the procedures described in “Certain Matters Pertaining to Shareholder Business and Nominations.” If a shareholder wishes to propose a candidate for consideration as a nominee by the Nominating

Committee, the recommending shareholder or group of shareholders must have held at least 5% of our voting common stock for at least one year as of the date the recommendation is made. For each annual meeting of shareholders, the Nominating Committee will accept for consideration only one recommendation from any individual shareholder or “affiliated group of shareholders” constituting a group under SEC Regulation 13D. The Nominating Committee must receive nominating recommendations for an annual meeting of shareholders no later than the close of business on the 45th calendar day, nor earlier than the close of business on the 75th calendar day, prior to the first anniversary of the mailing date of the proxy statement for the prior annual meeting of shareholders. In the event that the date of the annual meeting of shareholders for the current year is more than 30 days before or more than 60 days following the first anniversary date of the annual meeting of shareholders for the prior year, or if an annual meeting was not held in the preceding year, the submission of a recommendation will be considered timely if it is submitted by the later of: (i) the close of business on the 90th day prior to the date of the annual meeting of shareholders for the current year or (ii) the close of business on the 10th day following the day on which public announcement of the date of such annual meeting of shareholders is first made by us.

The Nominating Committee will consider all shareholder recommendations for candidates for the Board, which should be sent to: The Corporate Governance and Nominating Committee, c/o Gina R. DiGioia, Secretary, Alloy, Inc., 151 West 26th Street, New York, NY 10001. The Nominating Committee has established certain qualifications, qualities and skills for director candidates, which are set forth in Appendix A of the Nominating Committee charter. The Nominating Committee’s review is typically based on written materials provided with respect to the candidate, as further set forth in Appendix B to the Nominating Committee charter. The Nominating Committee will consider all recommendations submitted by shareholders in the same manner and under the same process as any other recommendations submitted from other sources, following which it will select candidates to be recommended for nomination to the Board according to the requirements and qualification criteria established by the Nominating Committee set forth in the Nominating Committee charter. The Nominating Committee is under no obligation to recommend any candidate for nomination.

Compensation Committee Interlocks and Insider Participation. Peter M. Graham, Anthony N. Fiore and Edward A. Monnier constitute our Compensation Committee, with Mr. Graham serving as the committee chairman. Each of Messrs. Graham, Fiore and Monnier served on the committee during Fiscal 2007. None of them has ever been an employee of the Company. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has any executive officer serving as a member of our Board of Directors or Compensation Committee.

Codes of Business Conduct and Ethics

We have adopted a Code of Business Conduct, applicable to all employees, as well a Code of Ethics for Principal Executive Officers and Senior Financial Officers within the meaning of Item 406(b) of Regulation S-K. This Code of Ethics applies to our principal executive officers and senior financial officers, including our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Legal Officer and Chief Technology Officer, and others performing similar functions. The Code of Ethics and the Code of Business Conduct each are publicly available on our website at www.alloymarketing.com in the corporate governance section of the Investor Relations pages. If we make substantive amendments to the Code of Ethics or the provisions of the Code of Business Conduct that are applicable to our principal executive or financial officers, or grant any waiver, including any implicit waiver of any provision of the codes as applicable to our principal executive or financial officers, we will disclose the nature of such amendment or waiver in a report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the NASDAQ rules.

Communicating with Our Directors

We have adopted a policy regarding shareholder communications with directors. Pursuant to that policy, shareholders who wish to communicate with our Board of Directors or with specified members of our Board of Directors should do so by sending any communication to Alloy, Inc. Board of Directors, c/o Chief Legal Officer, 151 W. 26th Street, New York, NY 10001, or by sending an email to shareholderinfo@alloy.com.

Any such communication should state the name and address of, and the number of shares beneficially owned by, the shareholder making the communication. The Chief Legal Officer will forward such communication to the full Board of Directors or to any individual member or members of the Board of Directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Chief Legal Officer has the authority to discard the communication or take appropriate legal action regarding the communication.

Executive Officers

The following table sets forth certain information regarding our executive officers that are not also directors. We have employment agreements with our Chief Executive Officer and Chairman and our Chief Operating Officer. Although all other executive officers are at-will employees, some have certain rights upon the occurrence of certain events, such as termination without cause. Please see the “Compensation Discussion and Analysis” section of this Proxy Statement, which outlines such rights.

Name	Age	Position
Robert L. Bell(1)	58	Chief Technical Officer
Gina R. DiGioia(2)	37	Chief Legal Officer and Corporate Secretary
Joseph D. Frehe(3)	42	Chief Financial Officer

(1)	Robert L. Bell joined us in July 2000 as Chief Technology Officer. From 1998 through 2000, Mr. Bell served as Vice President of Customer Development at Edifice Information Management Systems. Mr. Bell received a B.S. from Denison University in Granville, Ohio in 1971 and a MS-AP from the Stevens Institute of Technology in 1978
(2)	Gina R. DiGioia joined us in April 2001 as the Vice-President, General Counsel. In 2004, she was recognized by the Board of Directors as our Chief Legal Officer and was appointed as the Corporate Secretary. From 1997 to 2001, Ms. DiGioia was a senior associate of the law firm Grant, Herrmann, Schwartz & Klinger, LLP. She received a B.A. in International Studies from American University in 1991 and a J.D. from the State University of New York at Buffalo School of Law in 1996.
(3)	Joseph D. Frehe joined us in March 2000 and has held various finance positions during his tenure with the Company, including Director of Financial Integration, Assistant Controller, Vice President—Finance, and Senior Vice President of Finance. In July 2007 he was promoted to Chief Financial Officer. Prior to joining the Company, Mr. Frehe held corporate finance and controllership positions at Trans Union LLC, a credit reporting company, from 1988 to 1999. He received a B.S. in accounting from the University of Illinois in 1987 and is a member of the Illinois CPA Society.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

We embrace an entrepreneurial philosophy in determining our executive officer compensation and consider a variety of factors in setting annual bonus and salary amounts. In determining Fiscal 2007 executive officer compensation, the following were among the factors considered: our financial performance and operational performance as well as each executive officer’s contributions toward that performance. In evaluating such performance, primary weight was given to our EBITDA (i.e., earnings before interest, taxes, depreciation and amortization), year-over-year EBITDA improvement and free cash flow. We believe emphasizing such profit-related goals as a basis for compensation aligns the interests of our executive officers with those of our shareholders, as performance is evaluated in the framework of a strategic financial measurement that draws a parallel to long-term shareholder value. The compensation packages for our executive officers include both cash payments and equity-based grants, in the form of stock options and restricted stock. This combination of compensation elements is designed to reward recent results and motivate long-term performance. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executives to increase shareholder value and retain them on a cost-effective and productive basis.

Executive Officer Compensation Objectives

The Compensation Committee of our Board of Directors has primary responsibility for compensation matters relating to our five named executive officers identified in the Summary Compensation Table of this Proxy Statement. To further the entrepreneurial philosophy described above, the Compensation Committee has designed the compensation programs for our executive officers with three primary objectives, namely to reward performance, align the executives’ interests with those of our shareholders and to encourage our executives to remain in our employ.

Toward our performance objective, we consider our overall financial and operational performance and each executive’s contributions to that performance, subject to specific measurements or goals that may be set forth for the executive, if any. The elements of our compensation program that help us achieve this objective are annual discretionary cash bonuses and stock based compensation, in the form of restricted stock and stock options. The cash component serves as an immediate recognition of the executive’s performance while the equity based portion is designed to motivate the executive to continue to perform.

In furtherance of our alliance objective, we have designed compensation packages to motivate our executive officers to increase long-term shareholder value. The primary element of our compensation program aligning the interests of our shareholders with our executives is equity-based compensation in the form of options or restricted stock. Stock options we issue are subject to vesting schedules and have value solely to the extent the price of our stock on the date of exercise exceeds the exercise price of the stock option, which is the closing price of our common stock as reported on the NASDAQ Global Market on the date of grant or the business day immediately prior to the date of grant, depending upon which equity plan such options were issued under. Consequently, stock option grants amount to an effective compensation element only if the value of our stock grows over the term of the grant. A portion of the restricted stock we issue is subject to a vesting schedule linked to continued employment and other shares of restricted stock we issue vest when our stock trades above an established premium, with a time based vesting component. In both instances, the value received by the employee is determined by our share price on the vesting date of such stock. Consequently, and similar to stock options, we believe that restricted stock grants are effective in aligning shareholder and executive interests as their value is directly tied to the value of our stock. The employee holding the stock options or restricted stock shares a downside risk or upside benefit with our shareholders. As such, we believe that stock option grants and restricted stock are effective tools to motivate our executives to increase shareholder value.

Toward our retention objective, we consider the competitive nature of the marketplace for skilled senior executives in our industry and geographic location (specifically, New York City) and the proliferation of nontraditional media companies. We attempt to design our compensation programs so that they serve as a deterrent to an executive officer in terminating his employment with us. The elements of our compensation program that help us achieve this objective are annual cash bonuses and stock based compensation subject to vesting schedules. Cash serves to immediately recognize the individual executive’s contribution, while the a portion of the stock based compensation is designed to motivate the executive to remain with us, as the grant is based on the achievement of performance goals, but vesting is linked to continued employment or our common stock trading at a certain price.

Implementing our Objectives

In determining the amount of each compensation element payable to each executive officer, we do not adhere to strict formulae or automatically react to short-term changes in business performance in determining the amount or mix of compensation elements. We make a point to incorporate flexibility into our compensation programs and in the assessment process since we believe flexibility is particularly important in to attract and retain executives in highly competitive, rapidly changing markets.

We adopted the Proposed Incentive Plan during Fiscal 2007. The Proposed Incentive Plan is consistent with our compensation philosophy in that, among other things, it outlines the factors to be considered by the Compensation Committee in determining our executive officer bonuses. The Proposed Incentive Plan specifically provides that awards of bonuses are to be based on one or more of the following performance goals: (i) net income, (ii) earnings per share, (iii) return on equity, (iv) gross margin, (v) return on assets, (vi) net sales, (vii) new products, (viii) expansion of facilities, (ix) customer satisfaction, (x) earnings, (xi) debt management, (xii) free cash flow, or (xiii) objective personal improvement. The Proposed Incentive Plan also authorizes the Compensation Committee to set performance goals on an individual, area of responsibility, business segment or Company-wide basis, or any combination thereof and grants to the Compensation Committee discretion to adjust performance goals in the event of unusual or non-recurring events and other extraordinary items. This Proposed Incentive Plan will apply to executive officer bonuses for Fiscal 2008 performance and beyond. However, the Compensation Committee considered the same factors in deciding bonuses payable to executive officers for Fiscal 2007 services.

We do not consider existing ownership levels as a factor in grant determination, other than assuring that we do not exceed the maximum grant thresholds contained in our equity plans, if any.

We consider competitive market compensation paid by other companies when setting our executive compensation, particularly with respect to that for our Chief Executive Officer and Chief Operating Officer, as further set forth under “Consultants and Peer Group Benchmarking”, below. However, we do not attempt to maintain a certain target percentile within a peer group or otherwise rely on such data to determine executive compensation. The Compensation Committee may draw upon its general knowledge and understanding of what executive officers at other companies earn and elements of payment thereof, as well as general industry trends.

We do not consult with compensation advisors on an annual basis. However, the Compensation Committee periodically retains an independent third party to review the compensation programs of our executive officers, as further set forth under “Consultants and Peer Group Benchmarking” below.

The Compensation Committee typically meets during the first quarter of each fiscal year to determine bonuses payable for services rendered during the prior fiscal year. In making its determination, the Compensation Committee typically solicits recommendations from our Chief Executive Officer and Chief Operating Officer regarding all executive officer compensation packages, including their own. As part of this process, the Compensation Committee conducts evaluations for all executive officers. The Compensation Committee works with our Chief Legal Officer, in preparing the evaluations for our Chief Executive Officer and Chief Operating Officer. Our Chief Operating Officer, with input from our Chief Executive Officer, initially evaluates the performance of our Chief Financial Officer, our Chief Technology Officer and our Chief Legal Officer for review and approval by the Compensation Committee. The Compensation Committee then makes a recommendation to our full Board of Directors for its approval.

Our Compensation Committee typically evaluates the compensation packages of Matthew C. Diamond and James K. Johnson, Jr. in tandem, as both were part of our founding in 1996 and are considered integral to our continued success. Nevertheless, the Compensation Committee also evaluates each of Messrs. Diamond and Johnson on his personal performance, with particular consideration as to his respective role, responsibilities and contribution to our overall success. The Compensation Committee evaluates each of the other executive officers individually based on a variety of factors.

The Compensation Committee met during the first quarter of Fiscal 2008 to determine bonuses payable to executive officers for services rendered during Fiscal 2007 and followed the processes outlined above. As required by the rules of the NASDAQ Stock Market, LLC, the Compensation Committee conducted its discussions with respect to Mr. Diamond’s compensation without him present. The Compensation Committee also conducted its discussions with respect to the compensation of each of the other executive officers without such executives being present. We believe that compensation of all of our executive officers is consistent with our compensation philosophy and objectives.

The specific compensation decisions made for each of our executive officers reflect our performance against key financial and operational measurements and take into account each officer’s individual contribution to that performance as well as his or her respective individual accomplishments. Please refer to the “Chief Executive Officer and Chief Operating Officer Compensation”, “Chief Financial Officer Compensation”, “Chief Technology Officer Compensation”, and “Chief Legal Officer Compensation” sections following the Fiscal 2007 Grants of Plan Based Awards Table for more detailed information regarding the factors considered by the Compensation Committee in setting each such executive officer bonuses for services rendered during Fiscal 2007 and “Annual Cash Compensation”, below, for more detailed information regarding setting Fiscal 2008 salaries. A more detailed analysis of our financial and operational performance is contained in the Management’s Discussion and Analysis section of our Form 10-K for Fiscal 2007 filed with the SEC.

Consultants and Peer Group Benchmarking

During Fiscal 2007, the Compensation Committee retained Towers Perrin (“Towers Perrin”), an executive compensation consulting firm, for the primary purpose of assisting the committee in establishing the material terms of new employment agreements with each of our Chief Executive Officer and Chief Operating Officer, which agreements were entered into in December 2007. No member of our Compensation Committee or any executive officer has any affiliation with Towers Perrin. The Compensation Committee sought input from Towers Perrin on a range of external market factors, including evolving compensation trends, appropriate comparison companies and market survey data. Towers Perrin additionally evaluated the general compensation philosophy and the Company’s incentive compensation plan structure for senior managers and provided general observations on the Company’s compensation philosophy, but it did not recommend the amount or form of compensation for any executives other than our Chief Executive Officer and Chief Operating Officer.

The following companies were considered to be within our peer group:

Clear Channel Outdoor Holdings, Inc.

Scholastic Corp.

Valassis Communications, Inc.

PRIMEDIA, Inc.

aQuantive, Inc.

Catalina Marketing Corp.

MDC Partners, Inc.

Harris Interactive, Inc.

Arbitron, Inc.

EMAK Worldwide, Inc.

Traffix, Inc.

SPAR Group, Inc.

Insignia Systems, Inc.

In addition to the peer group above, operating unit data for the below companies was used based upon availability of the data:

Viacom, Inc.

Omnicom Group, Inc.

Yahoo, Inc.

(The) Interpublic Group of Companies, Inc.

The Compensation Committee considered information of the above companies solely for the purpose and in connection with establishment of the material terms of the new employment agreements with our Chief Executive Officer and Chief Operating Officer and did not review information of any of the peer companies in setting bonuses for Fiscal 2007 performance.

The Compensation Committee may also consider compensation programs of other companies (learned from publicly available SEC filings and similar sources, as well as general knowledge) to make certain that the Company’s executive compensation is in a reasonably competitive range. However, the Compensation Committee does not attempt to set compensation components to meet specific benchmarks, such as ensuring salaries are as of a certain level or that equity compensation meets a particular percentile. Moreover, the Compensation Committee considers dependence on benchmarking contrary to shareholder interests, as it can result in compensation that is unrelated to actual value delivered by the executive officers.

Elements Used to Achieve Compensation Objectives

Our executive officer compensation packages primarily consist of three components: annual base salary; cash bonus; and equity-based compensation in the form of stock options and restricted stock.

Annual Cash Compensation.

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Base Salaries. Base salaries are set at commencement of employment, taking into consideration the person’s position with us and the expertise that they bring to that position. Executive officer salaries are not automatically increased if the Compensation Committee believes other elements of compensation are more appropriate in light of our philosophy and stated objectives. During Fiscal 2007, base salary increases were awarded to four of our named executive officers:

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the annual base salaries of Mr. Diamond (Chief Executive Officer) and Mr. Johnson (Chief Operating Officer) were increased from $420,000 to $450,000 in December 2007, in connection with our entry into new employment agreements with each of them;

•	annual base salary of Mr. Frehe (Chief Financial Officer) was increased from $210,000 to $240,000 in July 2007, in connection with his promotion to Chief Financial Officer; and

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the annual base salary of Ms. DiGioia (Chief Legal Officer) was increased from $200,000 to $225,000 in July 2007, deemed warranted by the Compensation Committee to be reflective of market rate compensation increases and related general economic metrics for an executive of Ms. DiGioia’s responsibilities and level.

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Bonuses. Annual cash bonuses are generally granted to each executive officer. However, the amounts of such bonuses are weighted based on our full-year financial results and compared with financial, strategic and operational goals. In determining Fiscal 2007 bonuses for each executive, the Compensation Committee considered a variety of factors and reviewed objectives and goals and the executives’ role in their attainment. Based on this review, the Compensation Committee has the discretion to determine the bonus, if any, payable to each individual executive, subject to certain guidelines in the executive’s employment agreement or offer letter with us.

Equity-Based Compensation. We make an initial equity grant to our executive officers at the commencement of their employment with us, with the value of the grant depending upon the executive’s position and prior level of experience. Subject to the achievement of certain financial, operational, and individual objectives, we also make annual equity grants in order to retain, motivate, and align the interests of our executive officers with shareholders. The value of our annual equity-based compensation to executive officers is dependent upon the various factors listed above in the “Implementing Our Objectives” section of this “Compensation Discussion and Analysis”. Our equity-based compensation to executive officers takes the form of options and/or restricted stock.

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Options. Option grants to executive officers are typically subject to an annual three year vesting schedule; in the past we have issued options to our executive officers having a longer vesting schedule up to four years. Vesting is dependent upon continued employment with us and not on attainment of specific performance goals, although as specified in the “Potential Payments Upon Termination or Change-In-Control” section elsewhere in this Proxy Statement, in specific situations certain executives are entitled to accelerated vesting of their options. We began expensing stock option grants in Fiscal 2006, following our adoption of SFAS 123 (“SFAS 123R”). None of our executive officers received a grant of stock options during Fiscal 2007, but our Chief Executive Officer and Chief Operating Officer each received a stock option grant during Fiscal 2008 for services performed during Fiscal 2007. Please refer to “Chief Executive Officer and Chief Operating Officer Compensation” section following the Fiscal 2007 Grants of Plan Based Awards Table for more information on this grant.

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Restricted Stock. We also issue restricted stock to our executive officers. During Fiscal 2007, we issued restricted stock which vests over a three-year period subject to continued employment. The restricted stock we issued to our executive officers during Fiscal 2008 for services performed during Fiscal 2007 is subject to two different types of vesting conditions: (i) certain of the restricted stock is subject to a lapsing repurchase right by us over a three year period; and (ii) certain of the restricted stock is subject to repurchase by us until our stock trades at a 20% premium above the share price at which such shares were issued, along with a time based vesting component. Restricted stock awards are made in anticipation of contributions that will create value in us. Because the shares have a defined value at the time the restricted stock grants are made, restricted stock grants are often perceived as having more immediate value than stock options, as stock options are issued subject to the average exercise price equal to the current market price, resulting in the perception that there is no immediate value associated with the grant. All of our executive officers received grants of restricted stock in Fiscal 2007. Please refer to the Fiscal 2007 Grants of Plan Based Awards Table for more detail on the restricted stock grants made to our executive officers during Fiscal 2007. All of our executive officers also received grants of restricted stock in Fiscal 2008 for services rendered during Fiscal 2007. Please refer to “Chief Executive Officer and Chief Operating Officer Compensation”, “Chief Financial Officer Compensation”, “Chief Technology Officer Compensation”, and “Chief Legal Officer Compensation” sections following the Fiscal 2007 Grants of Plan Based Awards Table.

•	Equity Grant Practices.

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Options: We have an established policy whereby option grants are made only on the first business day of any given month; these options are granted with an exercise price equal to our closing price reported on the NASDAQ Global Market on the business day immediately preceding the date of grant or the date of grant depending under which equity compensation plan the option was issued.

Also, as part of our equity grant practices, grants of options are typically subject to vesting schedules of three years from the date of grant, although in some instances such schedules have been longer.

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Restricted Stock: During Fiscal 2007, we adopted a policy regarding restricted stock grants issued to executive officers as part of their annual reviews whereby the Compensation Committee determines the dollar value of such bonus, with the actual number of shares of restricted stock issuable based on the closing price of our common stock as of a predetermined day. The Compensation Committee clarified this policy in April 2008 in an effort to ease administration of equity grants so that the actual number of shares of restricted stock issuable should be based on the closing price of our common stock as of March 30th (or if not a business day, the closing price of the immediately preceding business day). For example, if the Board determines that an executive officer was deserving of $10,000 in time-based vesting restricted stock for Fiscal 2007 services, this would result in the issuance of 1,350 shares, which results from the division of such dollar amount ($10,000) by our March 28, 2008 closing price of $7.41. For restricted stock subject to market-based performance vesting, the Monte Carlo valuation method would be used to determine the number of shares issuable with this share price built into such calculation. Also, as part of our equity grant practices, grants of time based vesting restricted stock are typically subject to three year vesting schedules, although in some instances such schedules have been longer. In April 2008, in an effort to increase our transparency to our shareholders regarding our equity grant practices and to ease administration of equity grants we approved a policy, whereby the vesting dates of restricted stock issued to executive officers in connection with year-end reviews shall be March 30th. For example, if a grant of shares of restricted stock were approved on April 10, 2009, our right of repurchase with respect to these shares would lapse annually on March 30 in future years.

Other Compensation. We also provide our executive officers with employee benefits that are available to all of our full-time employees, such as health insurance, paid personal time off and, beginning in Fiscal 2007, matching 401(k) contributions. Our matching 401(k) contributions began during the first quarter of Fiscal 2007 and are available to employees over the age of 21 who have completed 1,000 hours of work during twelve months of consecutive employment with us. Our current match is 10% of the amount deferred by the employee, with a maximum match of the employee’s contribution up to 3%. 100% of the match amount is vested after four years of consecutive employment.

Deferred Compensation. We offer a deferred compensation arrangement to Robert L. Bell, our Chief Technology Officer. At Mr. Bell’s election, we defer payment of a portion of Mr. Bell’s annual salary and use this deferred amount to pay the premiums on certain life insurance policies owned by us that insure Mr. Bell’s life.

Employment and Severance Arrangements

The only executive officers with which we have employment agreements are Matthew C. Diamond, our Chief Executive Officer, and James K. Johnson, Jr., our Chief Operating Officer. Effective December 6, 2007, the Company entered into new employment agreements with Matthew C. Diamond, the Company’s Chief Executive Officer, and James K. Johnson, Jr., the Company’s Chief Operating Officer (each an “Employment Agreement”). A copy of each Employment Agreement was filed as Exhibit 10.1 and 10.2, respectively, to our Quarterly Report on Form 10-Q filed with the SEC on December 7, 2007. The terms of Mr. Diamond's and Mr. Johnson’s Employment Agreements are the same and are as follows:

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The initial term of the Employment Agreements is three years and will automatically renew for additional periods of one year, unless terminated by the Company or the executive upon at least 90 days prior written notice.

•	The executive’s base salary is set at $450,000 per year and may be subject to annual increases.

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As soon as practicable following the close of each fiscal year, the Board or a committee of the Board will review each executive’s attainment of specified criteria established during the prior fiscal year to determine the amount of cash bonus and equity compensation to be issued. The annual cash bonus is set at a target of no less than 75% of each executive’s then-current base salary, with a maximum annual cash bonus of 150% of his then-current base salary. Each executive is eligible to receive equity compensation at a target value equal to 200% of his then current base salary, subject to a maximum of 300% of his then current base salary: (i) one third of the value of the equity compensation is payable in options vesting equally over a three year period; one-third of the value of the equity compensation is payable in restricted stock, with the Company’s right of repurchase lapsing equally over a three year period; and (iii) the final third of the value of the equity compensation is payable in restricted stock with the Company’s right of repurchase lapsing when the closing price of the Company’s common stock trades at a 20% premium, subject to additional time-based vesting restrictions.

•

For purposes of the actual amount of the executive’s annual cash bonus and annual long term incentive award, if any, for Fiscal 2007, an actual annual cash bonus and long-term incentive award based on the degree to which the Compensation Committee considered the Company and/or the executive to have met its or his objective performance objectives as set forth in the Employment Agreement.

•

Upon a “Change of Control”, all options and time based vesting restricted stock shall vest. Also, if in connection with a Change of Control, a premium equal to or greater than the 20% premium required for performance based vesting shares to vest is paid, then such performance based vesting shares shall automatically vest.

•

If an Employment Agreement is terminated by Company without “Cause” or an executive resigns without “Good Reason”, in addition to the amounts payable to the executive through the termination date, the Company will pay to the executive a lump sum amount equal to (i) his then current base salary for the period commencing on the termination date through the later of the first anniversary of the termination date or through the current term of the Employment Agreement, and (ii) the higher of the annualized cash bonus accrued and earned, which would be payable to the executive but for the termination, or 75%–150% of his then-current base salary.

As defined in the Employment Agreements:

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“Good Reason” shall mean the occurrence of any of the following, without the executive’s prior written consent: (i) the Company’s failure to employ the executive in his current (as of December 7, 2007) or a substantially similar position, without regard to title, such that his duties and responsibilities are materially diminished without his consent; provided, that the executive’s duties, authority or responsibilities shall not be deemed to have been reduced solely as a result of the sale, closure or spin-off by the Company of one or more of its operating divisions or lines of business; (ii) a material diminution in the executive’s authority, duties or responsibilities either directly or indirectly by requiring the executive to report to anyone other than the Board; (iii) a material reduction in the executive’s then-current base salary without his consent; (iv) the executive being required to relocate to a principal place of employment more than fifty (50) miles from his principal place of employment with the Company in New York, New York; or (v) any action or inaction by the Company that constitutes a material breach of the Employment Agreement.

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“Cause” shall mean: (i) the executive’s conviction of a felony, either in connection with the performance of his obligations to the Company or which otherwise materially and adversely affects his ability to perform such obligations or materially and adversely affects the business activities, reputation, goodwill or image of the Company; (ii) the willful gross neglect or malfeasance by the executive in the performance of his duties hereunder; or (iii) the executive’s breach in any material respect of his Employment Agreement or any applicable non-competition and confidentiality agreement between the Company and the executive, which breach is not cured within any applicable cure period; provided, however, that for the purposes of determining whether conduct constitutes willful gross neglect or malfeasance, no act on the executive’s part shall be considered “willful” unless it is done by the executive in bad faith and without reasonable belief that the executive’s action was in the best interests of the Company.

•

“Disability” shall mean the executive’s inability to substantially perform his duties hereunder, with reasonable accommodation, as evidenced by a certificate signed either by a physician mutually acceptable to the Company and the executive or, if the Company and the executive cannot agree upon a physician, by a physician selected by agreement of a physician designated by the Company and a physician designated by the executive; provided, however, that if such physicians cannot agree upon a third physician within thirty (30) days, such third physician shall be designated by the American Arbitration Association.

•

“Change of Control” shall mean the occurrence of any of the following events: (i) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company, any employee benefit plan of the Company or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) becomes the beneficial owner or owners (as defined in Rule 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly, of more than 50% of the outstanding equity securities of the Company, or otherwise becomes entitled, directly or indirectly, to vote more than 50% of the voting power entitled to be cast at elections for directors (“Voting Power”) of the Company; (ii) a consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions would not be the holders, directly or indirectly, immediately after such transaction or series of related transactions of more than 50% of the Voting Power of the entity surviving such transaction or series of related transactions; (iii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (iv) the liquidation or dissolution of the Company or the Company ceasing to do business.

The remaining executive officers, Robert L. Bell, our Chief Technology Officer, Joseph D. Frehe, our Chief Financial Officer, and Gina R. DiGioia, our Chief Legal Officer, are all at-will employees with whom we have executed offer letters. Effective December 6, 2007, the Company entered into a revision of the offer letter for each of Mr. Frehe and Ms. DiGioia. A copy of each offer letter revision (each, a “Revised Letter”), the terms of which are substantially the same for each of Mr. Frehe and Ms. DiGioia, was filed as Exhibit 10.3 and 10.4, respectively, to our Quarterly Report on Form 10-Q filed with the SEC on December 7, 2007. Each of Mr. Bell, Mr. Frehe and Ms. DiGioia is entitled to certain severance or accelerated vesting of certain equity-based grants based upon the occurrence of specific events.

The offer letter we executed with Mr. Bell provides that we will pay him an amount equal to one year of his base salary upon termination without cause. Cause is not defined in his offer letter.

The terms of the Revised Letters we executed with each of Mr. Frehe and Ms. DiGioia are the same and are as follows:

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If the executive’s employment is terminated without “Cause” in connection with or subsequent to a “Change of Control”, we will pay the executive a severance payment equal to one year’s base salary, payable over the course of one year, any unvested options then owned by the executive would immediately vest and any restricted stock then held would continue to vest on its regular schedule, with the Company waiving its right to repurchase such stock.

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If the executive were to resign for “Good Reason” within two years following a “Change of Control”, the executive would be eligible for a lump sum payment on the date of termination equal to one year’s base salary as severance, any unvested options then owned by the executive would immediately vest and any restricted stock then held would continue to vest on its regular schedule, with the Company waiving its right to repurchase such stock.

As defined in the Revised Letters:

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“Cause” shall mean: (i) the executive’s failure to have failed to carry out or to perform the duties required of them in their position and such performance as reasonably determined by the Company’s Board of Directors and, if possible of being cured, continues for a period of more than 30 days after notice has been provided to them; (ii) the executive’s conviction of a felony or a crime involving moral turpitude, either in connection with the performance of their obligations to the Company or which otherwise shall adversely affect their ability to perform such obligations, shall materially adversely affect the business activities, reputation, goodwill or image of the Company; or (iii) the executive’s breach of the terms of the Non-Competition Agreement between the Company and them.

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“Change of Control” shall mean the occurrence of any of the following events subsequent to December 6, 2007: (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then-outstanding voting securities (excluding for this purpose the Company or its Affiliates or any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions; (ii) a merger or consolidation of the Company (in one transaction or a series of transactions) pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of series of related transactions would not be the holders, either directly or indirectly, immediately after such transaction or series of related of more than 50% of the voting power of the entity surviving such transaction or series of related transactions; or (iii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

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“Good Reason” shall mean the executive’s resignation in connection with a Change of Control if, subsequent to that Change of Control, the Company fails to continue to employ the executive in their then-current position (or a substantially similar position), without regard to title, such that the executive’s duties and responsibilities are materially diminished without their consent, and the executive provides notice within 15 days of the occurrence of the condition and the Company does not cure and/or remedy the condition within 30 days of receipt of such notice.

We believe that our policies on employment, termination and change of control arrangements help retain our executives by subjecting them to forfeiture of significant elements of compensation that they have accrued over their careers with us, if they leave our employ absent a change of control, cause or good reason.

Taxation and Accounting Compensation Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), places a limit of $1,000,000 on the amount of compensation to certain officers that may be deducted by the Company as a business expense in any tax year unless, among other things, the compensation is performance-based and has been approved by the shareholders. To qualify as performance-based compensation, the amount of compensation must depend on such officer’s performance against pre-determined performance goals established by a committee that consists solely of at least two “outside” directors who have never been employed by the Company or its subsidiaries. All members of the Compensation Committee so qualify as outside directors under the IRS definition

Executive officer salaries are not considered when calculating performance-based compensation. If our shareholders approve the Proposed Incentive Plan, we anticipate that performance-based incentives granted under the Proposed Incentive Plan will be exempt from the Section 162(m) limit, because they will be paid based on predetermined goals established by the Compensation Committee. The Company intends that all bonus awards payable to employees meet Code Section 162(m)’s requirements, as applicable, but deductibility under Code Section 162(m) may not always be available or determinative.

Section 409A of the Internal Revenue Code imposes additional income taxes on executive officers for certain types of deferred compensation that does not comply with Section 409A. As we do not typically provide deferred compensation to our executive officers, such limitation does not impact the structure of our officer compensation programs.

Section 280G of the Internal Revenue Code imposes an excise tax on payments to executives of severance or change of control compensation that exceed certain levels specified in Section 280G. The executive officers could receive the amounts set forth in the section “Potential Payments Upon Termination or Change-In-Control” section elsewhere in this Proxy Statement as severance or change of control payments, but the Compensation Committee does not typically consider their potential impact in compensation program design.

The Compensation Committee also considers the accounting and cash flow implications of executive compensation. In our financial statements, we record salaries and performance-based compensation incentives as expenses in the amount paid, or to be paid, to the executive officers. Accounting regulations also require us to record an expense in our financial statements for equity awards, even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with SFAS 123R. However, the Compensation Committee deems that the advantages of equity compensation, as discussed elsewhere in this “Compensation Discussion and Analysis”, counterbalances the non-cash accounting expense associated with such equity compensation.

Potential Impact on Compensation from Executive Misconduct

If the Board determines that an executive officer has breached one or more of our policies, including our Code of Business Conduct or Code of Ethics, or engaged in any activity unbecoming of an executive officer of a publicly traded company, the Board would take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoer as would be appropriate. Discipline could vary depending on the facts and circumstances, and may include, without limitation, termination of employment, initiating breach of fiduciary duty action, or if the misconduct resulted in a significant restatement of our financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or granted to the executive that is greater than would have been paid or granted if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)(1)		Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation($)(2)		Total
Matthew C. Diamond	2007	$450,000	(3)	$250,000	(4)	$240,241	$—	$786		$941,027
Chief Executive Officer	2006	$420,000		$400,000	(5)	$189,821	$—	$—		$1,009,821
Joseph D. Frehe	2007	$240,000	(6)	$50,000	(4)	$29,445	$4,684	$704		$324,833
Chief Financial Officer	2006	$—		$—		$—	$—	$—		$—
James K. Johnson, Jr.	2007	$450,000	(3)	$250,000	(4)	$240,241	$—	$786		$941,027
Chief Operating Officer	2006	$420,000		$400,000	(5)	$189,821	$—	$—		$1,009,821
Gary J. Yusko	2007	$119,138	(7)	$—		$6,103	$95,147	$532		$220,921
Former Chief Financial Officer	2006	$218,731(8)		$75,000	(5)	$10,554	$114,665	$—		$418,950
Robert L. Bell	2007	$402,000	(9)	$20,000	(4)	$15,335	$3,553	$1,233		$442,121
Chief Technology Officer	2006	$402,000(9)		$15,000	(5)	$8,333	$—	$23,100	(10)	$448,433
Gina R. DiGioia	2007	$225,000	(11)	$50,000	(12)	$36,576	$4,863	$643		$317,082
Chief Legal Officer	2006	$200,000		$30,000	(5)	$24,508	$—	$—		$254,508

(1)	Amounts shown reflect the dollar amounts of compensation cost for equity-based compensation recognized for each of the named executive’s for financial statement reporting purposes for Fiscal 2007, in accordance with FAS 123R. For additional information regarding these calculations, refer to Note 3, Stock Option Based Compensation, of our consolidated financial statements in our Annual Report on Form 10-K for Fiscal 2007, as filed with the SEC on April 15, 2008. As certain of the awards have vesting conditions, their respective costs are recognized over multiple years. Consequently, the amounts shown reflect the applicable fiscal year FAS 123R cost of such awards made during such fiscal and prior years. These amounts reflect our accounting for these awards and may not correspond to the actual value that may be recognized by the executive officer. Values of restricted stock or options, if any, granted to each of the named executives in Fiscal 2008 for performance during Fiscal 2007 are not reflected.
(2)	Amounts listed for each named executive represent the Company’s contributions to the named executive’s account under its 401(k) plan.
(3)	The annual base salary for each of Messrs. Diamond and Johnson was increased to $450,000 effective as of December 6, 2007.
(4)	Represents a cash bonus for performance during Fiscal 2007, which was paid in Fiscal 2008.
(5)	Represents a cash bonus for performance during Fiscal 2006, which was paid in Fiscal 2007.
(6)	Mr. Frehe’s salary was increased to $240,000 effective as of July 30, 2007 in connection with his promotion to Chief Financial Officer.
(7)	Mr. Yusko resigned as Chief Financial Officer effective July 13, 2007.
(8)	Mr. Yusko joined us as Chief Financial Officer on March 6, 2006. His annual base salary was $242,000.
(9)	At Mr. Bell’s election, we defer payment of $100,000 of his annual base salary to pay the premiums on certain life insurance policies owned by us that insure Mr. Bell’s life.
(10)	Amount represents the dollar value of rent paid by us for an apartment used by Mr. Bell on a priority basis, the lease for which was assumed by Mr. Bell beginning September 1, 2006.
(11)	Ms. DiGioia’s annual base salary was increased to $225,000 effective as of July 30, 2007.
(12)	Consists of: (i) a cash bonus of $15,000 for performance during Fiscal 2007, which was paid in Fiscal 2007; and (ii) a cash bonus of $35,000 for performance during Fiscal 2007, which was paid in Fiscal 2008.

In connection with our spinoff of dELiA*s, Inc. in December 2005, those executive officers in our employ at the time of the spinoff: (i) received one option to purchase dELiA*s, Inc. common stock for every two options to purchase our common stock held by such executive officer upon the completion of the spinoff; and (ii) were granted one share of dELiA*s, Inc. restricted stock for every two shares of our restricted stock held by such executive officer on the completion of the spinoff. The values of such options and restricted stock are not reflected in the Fiscal 2007 Summary Compensation table above.

Fiscal 2007 Grants of Plan Based Awards

Name	Grant Date	Stock Awards - Number of Shares of Stock(#)		Option Awards - Number of Securities Underlying Options(#)	Exercise Price of Option Awards($)	Closing Market Price on Date of Grant of Option Awards($)	Grant Date Fair Value of Stock and Option Awards($)(1)
Matthew C. Diamond	April 5, 2007	15,164	(2)	—	—	—	$181,513
Joseph D. Frehe	April 2, 2007	3,370	(2)	—	—	—	$40,002
	July 30, 2007	5,230	(3)	—	—	—	$49,999
James K. Johnson, Jr.	April 5, 2007	15,164	(2)	—	—	—	$181,513
Gary J. Yusko	April 5, 2007	6,318	(2)(4)	—	—	—	$75,627
Robert L. Bell	April 5, 2007	2,106	(2)	—	—	—	$25,209
Gina R. DiGioia	April 5, 2007	2,527	(2)	—	—	—	$30,248

(1)	In accordance with FAS 123R, the fair value of option grants are estimated on the date of each grant using the Black-Scholes option-pricing model with certain weighted-average assumptions. The full grant date fair value of restricted stock grants made is the cost that is the fair market value on the date of grant, net of estimated forfeitures, expensed ratably over the vesting period and computed in accordance with FAS 123R. For additional information on the valuation of these assumptions, refer to Note 3 of our financial statements in our Annual Report on Form 10-K for Fiscal 2007, as filed with the SEC on April 15, 2008. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the executive officers.
(2)	Number of shares of restricted stock granted to the executive officer during Fiscal 2007 for services rendered during Fiscal 2006.
(3)	Number of shares of restricted stock granted to Mr. Frehe in connection with his promotion to Chief Financial Officer in July 2007.
(4)	Mr. Yusko resigned as Chief Financial Officer effective July 13, 2007. He held no unexercised options or restricted shares as of January 31, 2008.

The specific compensation decisions made for each of our named executives for Fiscal 2007 reflect our performance against key financial and operational measurements as well as various other factors as set forth in the “Implementing Our Objectives” section of the “Compensation Discussion and Analysis” elsewhere in this Proxy Statement. These decisions were influenced by the successful completion of the objectives and goals set for each executive during the previous year, if any.

Chief Executive Officer and Chief Operating Officer Compensation

In determining cash bonuses and long-term incentive awards for each of Mr. Diamond, our Chief Executive Officer, and Mr. Johnson, our Chief Operating Officer for Fiscal 2007 performance, the Compensation Committee considered the objective performance criteria set forth in each of their Employment Agreements, which includes:

Financial Performance of the Company

•	year-over-year EBITDA improvement; and
•	free cash flow.

Operational Performance

•	achievement of specific operational goals;
•	improved productivity;
•	reduction of costs; and
•	increased margins.

Individual Performance of the Executive

•	management efficiency;
•	developing and maintaining the skills necessary to work in a high-growth company;
•	recognizing and pursuing new business opportunities;
•	initiating and implementing programs to enhance our growth and successes;
•	leadership capabilities, such as the ability to motivate others and build a strong management team; and
•	demonstration of Company values in an effort to promote a culture of excellence and integrity.

Strategic Company Objectives and Activities

•	acquisitions, dispositions or joint ventures and expansion.

Although the Compensation Committee considered each of the above set forth factors in determining annual bonuses payable to each of Messrs. Diamond and Johnson, particular consideration was given to the following:

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the Company’s Fiscal 2007 financial performance, including the increase of $3.0 million in revenue from $196.1 million in Fiscal 2006 to $199.1 million in Fiscal 2007, the decrease of adjusted EBITDA of $8.6 million from Fiscal 2006, and the decrease in free cash flow of approximately $21.6 million;

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Messrs. Diamond and Johnson’s actions in evaluating and taking action toward implementing long-term and short-term strategic goals designed to improve our financial performance and valuation, such as our expanded offering of media and marketing products and services, such as the launch of the Company’s “Teen.com” interactive advertising network and general market initiatives in our media placement business, and increased marketplace recognition of the Alloy brand, such as the increased creative presence of our Alloy Entertainment business by means of the notoriety and success of the Gossip Girl television series; and

•	the acquisition of the operating assets of Frontline Marketing, Inc. and Channel One Communications Corporation and the integration of these acquisitions into our Company structure.

The Compensation Committee determined that on balance Mr. Diamond met the performance objectives set for him as Chief Executive Officer of the Company and Mr. Johnson met the performance objectives set for him as Chief Operating Officer of the Company.

In determining the amount of cash bonuses and stock-based grants, the Compensation Committee considered the Employment Agreements, which provide for a target cash bonus of equal to not less than 75% and a maximum of 150% of their then-current base salary and a target equity bonus equal to not less than 200% and a maximum of 300% of their then-current base salary. The material terms of the Employment Agreements are more fully set forth under “Employment and Severance Arrangements” in the “Compensation Discussion and Analysis” elsewhere in this Proxy Statement. The Compensation Committee determined it was appropriate to issue bonuses at less than the target levels set forth in the Employment Agreements given the Company’s Fiscal 2007 financial performance.

Based on the Company’s financial performance, the Compensation Committee’s assessment of their personal contributions to the success of certain of the above goals and the guidelines set forth in their Employment Agreements, which provide for a Fiscal 2007 cash bonus and long-term incentive award based on the degree to which the Compensation Committee considered the Company and/or each of Messrs. Diamond and Johnson to have met the above performance objectives, the Compensation Committee issued to each of them: (i) a cash bonus in the amount of $250,000, which amount is equal to 55% of their respective annual base salaries; and (ii) a long-term incentive award equal to 133% of their respective annual base salaries and comprised of: (a) a restricted stock bonus with a value equal to $200,000, with the number of shares based on the March 28, 2008 closing price of our common stock of $7.41, resulting in the issuance of 26,991 shares each, subject to the terms of a restricted stock agreement between each of Messrs. Diamond and Johnson and us, including our right of repurchase upon the occurrence of certain events and which right of repurchase lapses with respect to one-third of the granted shares on each of April 10, 2009, 2010 and 2011; (b) a restricted stock bonus with a value equal to $200,000, with the number of shares based on the March 28, 2008 closing price of our common stock of $7.41, resulting in the issuance of 28,671 shares each using the Monte Carlo method of valuation, subject to the terms of a restricted stock agreement executed by each of Messrs. Diamond and Johnson and us, including our right of repurchase lapsing when the average closing price of a share of Company common stock exceeds $8.89, provided that one-third of such shares shall vest no earlier than April 10, 2009, one-third shall vest no earlier than April 10, 2010 and the final one-third shall vest no earlier than April 10, 2011; and (c) a stock option bonus with a value equal to $200,000, consisting of 69,420 options each using the Black-Scholes method of valuation, with a per-share exercise price of $6.98, the closing price of our common stock on April 10, 2008, with such options vesting equally over a three year period.

Chief Financial Officer Compensation

In determining a cash bonus and long-term incentive award for Joseph D. Frehe, our Chief Financial Officer, for services rendered during Fiscal 2007, the Compensation Committee considered the factors outlined in the “Implementing Our Objectives” section of the “Compensation Discussion and Analysis” elsewhere in this Proxy Statement. The Compensation Committee gave particular consideration to:

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the Company’s Fiscal 2007 financial performance, including the increase of $3.0 million in revenue from $196.1 million in Fiscal 2006 to $199.1 million in Fiscal 2007, the decrease of adjusted EBITDA of $8.6 million from Fiscal 2006, and the decrease in free cash flow of approximately $21.6 million;

•	Mr. Frehe’s management of the Company’s credit facility;

•	Mr. Frehe’s strong operational finance skills and disciplines; and

•	his increased responsibilities and role as Chief Financial Officer.

The Compensation Committee determined that Mr. Frehe met the performance objectives set for him as Chief Financial Officer.

In determining the amount of bonus payable to Mr. Frehe, the Compensation Committee also considered that in July 2007, in connection with his promotion to Chief Financial Officer, his salary was increased from $210,000 to $240,000 and he received a grant of 5,230 shares of restricted stock. Please refer to the Outstanding Equity Awards at Fiscal 2007 Year End table on page 28 of this Proxy Statement for more detailed information regarding this grant.

In recognition of his Fiscal 2007 performance, Mr. Frehe was granted a cash bonus of $50,000 and $30,000 in shares of restricted stock. The number of shares granted to Mr. Frehe was based on our March 28, 2008 closing price of our common stock, resulting in the issuance of 4,049 shares, subject to our right of repurchase in certain circumstances outlined in a restricted stock agreement between Mr. Frehe and us. Our right of repurchase with respect to these shares of restricted stock lapses with respect to 1,349 of the granted shares on April 10, 2009 and with respect to 1,350 of the granted shares on each of April 10, 2010 and 2011.

Chief Technology Officer Compensation

In determining a cash bonus and long-term incentive award for Robert L. Bell, our Chief Technology Officer, for services rendered during Fiscal 2007, the Compensation Committee considered the factors outlined in the “Implementing Our Objectives” section of the “Compensation Discussion and Analysis” elsewhere in this Proxy Statement. Additionally, the Compensation Committee evaluated Mr. Bell’s success in:

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the Company’s Fiscal 2007 financial performance, including the increase of $3.0 million in revenue from $196.1 million in Fiscal 2006 to $199.1 million in Fiscal 2007, the decrease of adjusted EBITDA of $8.6 million from Fiscal 2006, and the decrease in free cash flow of approximately $21.6 million;

•	Mr. Bell’s role in the Channel One acquisition and integration;

•	identifying and working on areas contributing to the Company’s profit and growth, including cost reduction opportunities; and

•	identifying and improving technology related issues affecting the Company.

The Compensation Committee determined that Mr. Bell met the performance objectives set for him as Chief Technology Officer.

Though our offer letter with Mr. Bell provides for an annual bonus of up to 30% of his annual base salary, the Compensation Committee considered such percentage to be outdated and no longer reflective of the market for an executive with Mr. Bell’s background and experience, as Mr. Bell’s offer letter had been executed more than five years prior to the Compensation Committee’s evaluation and it was not then Company practice to issue restricted stock as part of an executive officer’s annual bonus.

In recognition of Mr. Bell’s Fiscal 2007 performance, he was award a cash bonus of $20,000 and $15,000 in shares of restricted stock, with the number of shares based on the March 28, 2008 closing price of our common stock, resulting in the issuance of 2,024 shares, subject to our right of repurchase in certain circumstances outlined in a restricted stock agreement between Mr. Bell and us. Our right of repurchase with respect to these shares of restricted stock lapses with respect to 674 of the granted shares on April 10, 2009 and with respect to 675 shares on each of April 10, 2010 and 2011.

Chief Legal Officer Compensation

In determining a cash bonus and long-term incentive award for Gina R. DiGioia, our Chief Legal Officer, for services rendered during Fiscal 2007, the Compensation Committee considered the factors outlined in the “Implementing Our Objectives” section of the “Compensation Discussion and Analysis” elsewhere in this Proxy Statement. Additionally, the Compensation Committee evaluated Ms. DiGioia’s success in:

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The Company’s Fiscal 2007 financial performance, including the increase of $3 million in revenue from $196.1 million in Fiscal 2006 to $199.1 million in Fiscal 2007, the decrease of adjusted EBITDA of $8.6 million from Fiscal 2006, and the decrease in free cash flow of approximately $21.6 million;

•	analyzing opportunities to reduce legal related costs;

•	working with business teams to effectively and efficiently manage legal needs; and

•	her role in acquisitions and integrations, including Frontline Marketing and Channel One.

The Compensation Committee determined that Ms. DiGioia met the performance objectives set for her as Chief Legal Officer.

In determining the amount of bonus payable to Ms. DiGioia, the Compensation Committee considered the terms of her offer letter which provides for an annual bonus of up to 25% of her annual base salary. The Compensation Committee considered such percentage to be outdated and no longer reflective of the market for an executive with Ms. DiGioia’s background and experience, as Ms. DiGioia’s offer letter had been executed approximately seven years prior to the Compensation Committee’s evaluation and it was not then Company practice to issue restricted stock as part of an executive officer’s annual bonus. The Compensation Committee also considered that in July 2007, Ms. DiGioia’s base salary was increased from $200,000 to $225,000 and that she received a cash bonus of $15,000.

In recognition of her Fiscal 2007 performance, Ms. DiGioia was granted a cash bonus of $35,000 and $40,000 in shares of restricted stock, with the number of shares based on our March 28, 2008 closing price of our common stock, resulting in the issuance of 5,398 shares, subject to our right of repurchase in certain circumstances outlined in a restricted stock agreement between Ms. DiGioia and us. Our right of repurchase with respect to these shares of restricted stock lapses with respect to 1,799 of the granted shares on each of April 10, 2009 and 2010 and with respect to 1,800 of the granted shares on April 10, 2011.

Outstanding Equity Awards at Fiscal 2007 Year-End

The following table shows all grants of stock options and grants of unvested restricted stock outstanding on January 31, 2008, the last day of Fiscal 2007, to each of our executive officers named in the Summary Compensation Table. All dollar values, excluding option exercise prices, are rounded to the nearest whole-dollar amount:

Name	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(#)		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Matthew C. Diamond(1)	37,500	0		$13.28	April 18, 2011
	25,000	0		$24.92	October 18, 2011
						1,250	(2)	$9,750
						82,928	(3)	$646,838
						15,164	(4)	$118,279
Joseph D. Frehe(1)	2,500	0		$26.04	March 19, 2010
	62	0		$13.40	April 20, 2010
	1,000	0		$11.20	January 7, 2011
	1,875	0		$11.88	January 31, 2011
	3,749	0		$19.08	November 12, 2011
	625	0		$7.04	November 23, 2013
	469	469	(5)	$6.96	May 23, 2014
	313	625	(6)	$7.80	May 31, 2015
						1,810	(7)	$14,118
						3,370	(8)	$26,286
						5,230	(9)	$40,794
James K. Johnson, Jr.(1)	37,500	0		$13.28	April 18, 2011
	25,000	0		$24.92	October 18, 2011
						1,250	(2)	$9,750
						82,928	(3)	$646,838
						15,164	(4)	$118,279
Gary J. Yusko(10)

Name	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(#)		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Robert L. Bell(1)	28,125	0		$19.76	July 18, 2010
	3,625	0		$11.88	January 31, 2011
	8,750	0		$16.72	September 19, 2011
	7,500	0		$15.16	September 23, 2011
	5,000	0		$11.04	October 6, 2012
	6,250	0		$6.84	February 13, 2013
	3,125	0		$8.84	March 23, 2015
						1,360	(11)	$10,608
						2,106	(12)	$16,427
Gina R. DiGioia(1)	25,000	0		$13.32	April 2, 2011
	5,000	0		$19.08	November 12, 2011
	15,000	0		$16.60	April 10, 2012
	9,999	0		$6.84	February 13, 2013
	4,250	0		$9.12	May 1, 2013
	937	313	(13)	$5.84	September 29, 2014
	937	938	(14)	$7.64	June 1, 2015
						625	(15)	$4,875
						1,632	(16)	$12,730
						1,910	(17)	$14,898
						2,527	(18)	$19,711

(1)	In connection with the Company’s spinoff of dELiA*s, Inc. in December 2005, this executive officer: (i) received one option to purchase dELiA*s, Inc. common stock for every two options to purchase our common stock held by the executive officer upon the completion of the spinoff; and (ii) was granted one share of dELiA*s, Inc. restricted stock for every two shares of our restricted stock held by the executive officer upon the completion of the spinoff. Such options and restricted stock are not reflected in the table above.
(2)	The Company’s right of repurchase lapsed with respect to 625 of the granted shares on February 1, 2008 and lapses with respect to the remaining 625 shares on February 1, 2009.
(3)	The Company’s right of repurchase lapsed with respect to 13,821 of the granted shares on each of February 1, 2007 and 2008, lapses with respect to 13,821 of the granted shares on each of February 1, 2009, 2010 and 2011 and lapses with respect to 13,822 of the granted shares on each of February 1, 2012 and 2013.
(4)	The Company’s right of repurchase lapsed with respect to 5,054 of the granted shares on April 5, 2008 and lapses with respect to 5,055 shares on each of April 5, 2009 and 2010.
(5)	469 of the granted options vested on May 24, 2008.
(6)	312 of the granted options vest on June 1, 2008 and 313 of the granted options vest on June 1, 2009.
(7)	The Company’s right of repurchase lapsed with respect to 905 of the granted shares on February 1, 2008 and lapses with respect to 905 of the granted shares on February 1, 2009.
(8)	The Company’s right of repurchase lapsed with respect to 1,123 of the granted shares on April 2, 2008, lapses with respect to 1,123 of the granted shares on April 2, 2009 and lapses with respect to 1,124 of the granted shares on April 2, 2010.

(9)	The Company’s right of repurchase lapses with respect to 1,743 of the granted shares on each of July 30, 2008 and 2009 and lapses with respect to 1,744 of the granted shares on July 30, 2010.
(10)	Mr. Yusko resigned as Chief Financial Officer effective July 13, 2007. He held no unexercised options or restricted shares as of January 31, 2008.
(11)	The Company’s right of repurchase lapsed with respect to 680 of the granted shares on February 1, 2008 and lapses with respect to 680 of the granted shares on February 1, 2009.
(12)	The Company’s right of repurchase lapsed with respect to 702 of the granted shares on April 5, 2008 and lapses with respect to 702 of the granted shares on each of April 5, 2009 and 2010.
(13)	313 of the granted options vested on April 1, 2008.
(14)	469 of the granted options vest on each of June 1, 2008 and 2009.
(15)	The Company’s right of repurchase lapsed with respect to 625 of the granted shares on April 2, 2008.
(16)	The Company’s right of repurchase lapsed with respect to 816 of the granted shares on February 1, 2008 and lapses with respect to 816 of the granted shares on February 1, 2009.
(17)	The Company’s right of repurchase lapses with respect to 955 of the granted shares on each of June 12, 2008 and 2009.
(18)	The Company’s right of repurchase lapsed with respect to 842 of the granted shares on April 5, 2008 and lapses with respect to 842 of the granted shares on April 5, 2009 and lapses with respect to 843 of the granted shares on April 5, 2010.

Option Exercises and Stock Vested in Fiscal 2007

The following table shows information regarding exercises of options to purchase our common stock and vesting of restricted stock awards held during Fiscal 2007 by our executive officers named in the Summary Compensation Table:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)		Value Realized on Vesting($)(1)
Matthew C. Diamond	0	$0	14,446	(2)	$171,474
Joseph D. Frehe	3,280	$15,839	905	(3)	$10,742
James K. Johnson, Jr.	0	$0	14,446	(2)	$171,474
Gary J. Yusko	0	$0	1,591	(4)	$15,671
Robert L. Bell	0	$0	679	(5)	$8,060
Gina R. DiGioia	0	$0	2,395	(6)	$26,500

(1)	Amounts shown in this column are rounded to the nearest whole-dollar amount and do not necessarily represent the actual value realized from the sale of the shares acquired upon lapsing of our rights to repurchase restricted stock because, in many cases, the shares are not sold upon such lapse but instead continue to be held by the executive officer. The value realized is calculated by multiplying the number of lapsed shares by the closing price of our common stock on the NASDAQ Global Market on the business day immediately preceding the vest date. For stock options, the value realized on exercise represents the excess of the market value of the underlying shares on the date of exercise over the exercise price. For restricted stock, the value realized on vesting does not reflect the deduction of shares withheld for taxes (and corresponding reduction in value).
(2)	14,446 shares vested on February 1, 2007.
(3)	905 shares vested on February 1, 2007.
(4)	1,591 shares vested on June 12, 2007. Mr. Yusko resigned as Chief Financial Officer effective July 13, 2007.
(5)	679 shares vested on February 1, 2007.
(6)	815 shares vested on February 1, 2007, 625 shares vested on April 2, 2007 and 955 shares vested on June 12, 2007.

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Non-Qualified Deferred Compensation

The following table provides information with respect to the contributions, earnings, withdrawals and balances under our executive deferred compensation plan for our executive officers named in the Summary Compensation Table during Fiscal 2007.

Name	Executive Contributions in Last Fiscal Year($)	Registrant Contributions in Last Fiscal Year($)	Aggregate Earnings in Last Fiscal Year($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last Fiscal Year End($)
Matthew C. Diamond	—	—
Joseph D. Frehe	—	—	—	—	—
James K. Johnson, Jr.	—	—	—	—	—
Gary J. Yusko(1)	—	—	—	—	—
Robert L. Bell	$100,000	$0	$124,824	—	$672,050
Gina R. DiGioia	—	—	—	—	—

(1)	Mr. Yusko resigned as Chief Financial Officer effective July 13, 2007.

Potential Payments Upon Termination or Change-In-Control

As described in the “Compensation Discussion and Analysis”, certain of our executive officers have severance or change of control agreements with us. The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the executive officer’s employment had terminated on January 31, 2008, the last day of our fiscal year, given the executive officer’s compensation and service levels as of such date and, if applicable, based on our closing stock price of $7.80 per share on that date. These benefits and payments are in addition to any benefits available generally to terminated employees, such as payment for accrued but unused paid time off.

Matthew C. Diamond (Chief Executive Officer) and James K. Johnson, Jr. (Chief Operating Officer)

Pursuant to our employment agreements with Messrs. Diamond and Johnson:

•

If either of Mr. Diamond or Mr. Johnson had been terminated without “Cause” or resigned for “Good Reason” on January 31, 2008, he would have been entitled to: (i) $450,000, which represents a lump sum payment of one year his base salary in effect upon such date; (ii) $675,000, which represents a lump sum payment of his maximum annual cash bonus for Fiscal 2007; and (iii) acceleration of his lapsing rights as to 99,342 shares of restricted stock with a value of $774,868 on such date.

•	If either of Mr. Diamond or Mr. Johnson had been terminated for “Cause” or resigned without “Good Reason” on January 31, 2008, he would not have been entitled to any payment.

•

In the event the Company underwent a “Change of Control” on January 31, 2008, each of Messrs. Diamond and Johnson would have been entitled to acceleration of his lapsing rights as to 99,342 shares of restricted stock with a value of $774,868 on such date.

•

If either of Mr. Diamond or Mr. Johnson had been terminated as a result of death or disability on January 31, 2008, he would have been entitled to: (i) $112,500, payable over the course of three months, (ii) $250,000, the amount of his accrued but unpaid bonus for services rendered during Fiscal 2007; and (iii) acceleration of his lapsing rights as to 99,342 shares of restricted stock with a value of $774,868 on such date.

In addition, in connection with any termination, Mr. Diamond or Mr. Johnson would be entitled to any other benefits payable to other terminated senior executives so long as we are obligated to continue payment of their base salaries, such as health benefits. Please see “Employment and Severance Arrangements” of the “Compensation Discussion and Analysis” section of this Proxy Statement for definitions of the terms “Cause”, “Good Reason” and “Change of Control”, as they relate to Messrs. Diamond and Johnson.

Joseph D. Frehe (Chief Financial Officer)

Pursuant to our offer letter, as revised, with Mr. Frehe:

•

If we had terminated Mr. Frehe’s employment on January 31, 2008 without “Cause” in connection with or subsequent to a “Change of Control” of us, he would have been entitled to: (i) $240,000, payable over the course of one year; and (ii) acceleration as to 11,687 options to purchase shares of our common stock, which had a value of $1,263 on such date. Additionally, 10,410 shares of restricted stock subject to rights of repurchase by us on that date would continue to lapse in accordance with the terms of restricted stock agreements between Mr. Frehe and us, except that our right of repurchase with regard to such shares would terminate.

•

If Mr. Frehe had resigned for “Good Reason” on January 31, 2008 and such date were within two years following a “Change of Control”, he would have been entitled to: (i) $240,000, payable as a lump sum; and (ii) acceleration as to 11,687 options to purchase shares of our common stock, which had a value of $1,263 on such date. Additionally, 10,410 shares of restricted stock subject to rights of repurchase by us on that date would continue to lapse in accordance with the terms of restricted stock agreements between Mr. Frehe and us, except that our right of repurchase with regard to such shares would terminate.

Please see “Employment and Severance Arrangements” of the “Compensation Discussion and Analysis” section of this Proxy Statement for definitions of the terms “Cause”, “Good Reason” and “Change of Control”, as they relate to Mr. Frehe.

Robert L. Bell (Chief Technology Officer)

If we had terminated Mr. Bell’s employment on January 31, 2008 without “Cause” he would have been entitled to $402,000, payable over the course of one year.

Gina R. DiGioia (Chief Legal Officer)

Pursuant to our offer letter, as revised, with Ms. DiGioia:

•

If we had terminated Ms. DiGioia’s employment on January 31, 2008 without “Cause” in connection with or subsequent to a “Change of Control” of us, she would have been entitled to: (i) $225,000, payable over the course of one year; and (ii) acceleration as to 21,124 options to purchase shares of our common stock, which had a value of $5,149 on such date. Additionally, 6,694 shares of restricted stock subject to rights of repurchase by us on that date would continue to lapse in accordance with the terms of restricted stock agreements between Ms. DiGioia and us, except that our right of repurchase with regard to such shares would terminate.

•

If Ms. DiGioia had resigned for “Good Reason” on January 31, 2008 and such date were within two years following a “Change of Control”, she would have been entitled to: (i) $225,000, payable as a lump sum; and (ii) acceleration as to 21,124 options to purchase shares of our common stock, which had a value of $5,149 on such date. Additionally, 6,694 shares of restricted stock subject to rights of repurchase by us on that date would continue to lapse in accordance with the terms of restricted stock agreements between Mr. Frehe and us, except that our right of repurchase with regard to such shares would terminate.

Please see “Employment and Severance Arrangements” of the “Compensation Discussion and Analysis” section of this Proxy Statement for definitions of the terms “Cause”, “Good Reason” and “Change of Control”, as they relate to Ms. DiGioia.

Non-Employee Director Compensation for Fiscal 2007

The following table sets forth the total compensation paid, accrued or expensed during Fiscal 2007 by us to each of our non-employee directors who served during Fiscal 2007, rounded to the nearest whole-dollar amount:

Name of Director	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)	Option Awards($)(2)	All Other Compensation($)		Total($)
Peter M. Graham(3)(4)	$102,000	$50,684	$1,196	—		$153,880
Edward A. Monnier(3)(5)	$61,000	$50,684	$1,196	—		$112,880
Anthony N. Fiore(3)(6)	$47,000	$47,493	$1,196	—		$95,689
Jeffrey Hollender(3)(7)	$39,000	$47,493	$945	—		$87,438
Richard E. Perlman(8)	$39,000	$25,283	$1,796	—		$66,079
Samuel A. Gradess(3)(9)	$100,000	—	—	$3,105	(10)	$103,105

(1)	Amount of compensation paid in cash for Board and committee service in Fiscal 2007. We also reimbursed each outside director reasonable expenses incurred by them in connection with their board services, such as hotel, transportation and telephone charges, which amounts are not reflected above.
(2)	Amounts shown reflect the dollar amounts of compensation cost for equity-based compensation recognized for each of the non-employee directors for financial statement reporting purposes for Fiscal 2007, in accordance with FAS 123R. For additional information regarding these calculations, refer to Note 3, Stock Based Compensation, of our consolidated financial statements in our Annual Report on Form 10-K for Fiscal 2007, as filed with the SEC on April 15, 2008. As certain of the awards have vesting conditions, their respective costs are recognized over multiple years. Consequently, the amounts shown reflect the Fiscal 2007 FAS 123R cost of such awards made during Fiscal 2007 and prior years. These amounts reflect our accounting expense for these awards and may not correspond to the actual value that may be recognized by the non-employee director. Values of restricted stock or options, if any, granted to each of the non-employee directors in Fiscal 2008 are not reflected.
(3)	In connection with our spinoff of dELiA*s, Inc. in December 2005, this director: (i) received one option to purchase dELiA*s, Inc. common stock for every two options to purchase our common stock held by such executive officer upon the completion of the spinoff; and (ii) were granted one share of dELiA*s, Inc. restricted stock for every two shares of our restricted stock held by such executive officer on the completion of the spinoff. Such options and restricted stock are not reflected in the table above.
(4)	As of January 31, 2008, Mr. Graham had: (i) options to purchase 27,500 shares of our common stock, of which 27,187 were exercisable; and (ii) 8,078 shares of restricted stock, which are subject to rights of repurchase by us in certain circumstances as outlined in restricted stock agreements executed by Mr. Graham and us.
(5)	As of January 31, 2008, Mr. Monnier had: (i) options to purchase 3,750 shares of our common stock, of which 3,437 were exercisable; and (ii) 8,078 shares of restricted stock, which are subject to rights of repurchase by us in certain circumstances as outlined in restricted stock agreements executed by Mr. Monnier and us.
(6)	As of January 31, 2008, Mr. Fiore had: (i) options to purchase 1,250 shares of our common stock, of which 937 were exercisable; and (ii) 8,078 shares of restricted stock, which are subject to rights of repurchase by us in certain circumstances as outlined in restricted stock agreements executed by Mr. Fiore and us.
(7)	As of January 31, 2008, Mr. Hollender had: (i) options to purchase 1,250 shares of our common stock, of which 937 were exercisable; and (ii) 8,078 shares of restricted stock, which are subject to rights of repurchase by us in certain circumstances as outlined in restricted stock agreements executed by Mr. Hollender and us.

(8)	As of January 31, 2008, Mr. Perlman had: (i) options to purchase 1,250 shares of our common stock, of which 312 were exercisable; and (ii) 5,194 shares of restricted stock, which are subject to rights of repurchase by us in certain circumstances as outlined in a restricted stock agreement executed by Mr. Perlman and us.
(9)	Mr. Gradess, who served until February 1, 2006 as our Executive Vice President and who remains a director, in lieu of the compensation described herein payable to non-employee directors, receives $25,000 for each fiscal quarter during which he serves as a director without interruption. In addition, we paid on Mr. Gradess’ behalf any and all payments due in connection with his COBRA benefits until their expiration on August 1, 2007. We also make available to Mr. Gradess an office and certain related office services, which values are not reflected above.
(10)	Payments made on behalf of Mr. Gradess in connection with his COBRA benefits during Fiscal 2007.

Director Compensation Policy

The following is a description of our non-employee director compensation policy:

Cash Compensation

For service on our Board of Directors, other than Samuel A. Gradess, each non-employee director, receives: (i) a quarterly retainer of $6,000; (ii) $1,000 for each meeting of the Board attended, whether in person or telephonically; (iii) $2,000 per quarter for each standing committee on which such member serves; and (iv) an additional $1,500 per quarter for each standing committee on which such member serves as chairman. In addition, the Board’s lead independent director, currently Peter M. Graham, receives $35,000 per fiscal year, which amount is payable quarterly in equal installments. We also reimburse all non-employee directors for their reasonable out-of-pocket expenses in connection with their service on the Board of Directors, such as travel, hotel and telephone charges.

In lieu of the compensation described above payable to non-employee directors, we pay Mr. Gradess $25,000 for each fiscal quarter during which he serves on the Board, payable following the end of such fiscal quarter. In addition, we paid on Mr. Gradess’ behalf any and all payments due in connection with the COBRA benefits to which he was entitled upon his resignation as our Executive Vice President on February 1, 2006 until his COBRA coverage expired on August 1, 2007. We also make available to Mr. Gradess an office and certain office services.

Equity Compensation

In addition to the cash compensation described above, upon the appointment or initial election of a non-employee director, such director is granted an option to purchase 1,250 shares of our common stock. These options vest equally on each of the first four anniversaries of the grant date, provided that the recipient is still a non-employee of our Board of Directors at the opening of business on such date. Each option has a term of ten years and the exercise price for each option is equal to the closing price for the common stock on the business day immediately preceding the date of grant or the grant date, as reported on the NASDAQ Global Market, depending upon when such options are issued and under which equity plan. More specifically, after June 14, 2007, the effective date of our 2007 Employee, Director and Consultant Stock Plan (the “2007 Plan”), all options issued under the 2007 Plan are by the terms of the 2007 Plan to be issued with an exercise price equal to the value of the closing price of our common stock on the date of grant.

We also issue to each non-employee director, other than Samuel Gradess, on an annual basis the number of shares of our common stock that could be purchased for $50,000. These shares of restricted stock are issued on February 1st of each year with the number of shares based on the closing price of our common stock as of February 1st. These restricted stock shares are issued pursuant to the 2007 Plan and are subject to the terms and conditions of such 2007 Plan. These shares are also subject to the terms of the restricted stock agreement executed between the non-employee director and us, which, among other things, provides that the non-employee director forfeit all of the shares granted under such agreement which have not yet lapsed upon the occurrence of certain events (the “Forfeiture Right”), which Forfeiture Right lapses equally on February 1st of the first three years subsequent to the grant date.

Effective February 1, 2009, we will issue on an annual basis to the lead independent director, currently Peter M. Graham, the number of shares of our common stock that could be purchased for $35,000, subject to repurchase by the Company in the event the recipient ceases to serve on our Board of Directors, with such repurchase right lapsing equally over three years on the anniversary of the date of grant. These shares of restricted stock are to be issued on February 1st of each year with the number of shares based on the closing price of our common stock as of February 1st. When this annual grant was approved by our Board of Directors in April 2008, the Board also approved the issuance to Mr. Graham of $70,000 in restricted stock at such time. These restricted stock shares are issued pursuant to the 2007 Plan and are subject to the terms and conditions of such 2007 Plan. These shares are also subject to the terms of the restricted stock agreement executed between the lead independent director and us, which, among other things, provides that the lead independent director forfeit all shares granted under such agreement which have not yet lapsed upon the occurrence of certain events, which Forfeiture Right lapses equally on February 1st of the first three years subsequent to the grant date.

On February 1, 2007, we granted to each non-employee director then in service, other than Samuel Gradess, 4,212 shares of restricted stock.

Equity Compensation Plan Information

The following table contains information about our common stock that may be issued upon the exercise of options, warrants or rights under all of our equity compensation plans as of January 31, 2008.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity Compensation Plans Approved by Stockholders(1)	1,651,925		$13.35	1,814,598
Equity Compensation Plans Not Approved by Stockholders(2)	125,654		$10.57	—
Total	1,777,579	(3)	$13.15	1,814,598	(4)

(1)	Consists of our Amended and Restated 1997 Employee, Director and Consultant Stock Option and Stock Incentive Plan, the dELiA*s, Inc. Amended and Restated 1996 Stock Incentive Plan, the dELiA*s, Inc. 1998 Stock Incentive Plan, the iTurf 1999 Amended and Restated Stock Incentive Plan and the 2007 Plan.
(2)	Consists of our Amended and Restated 2002 Incentive and Non-Qualified Stock Option Plan.
(3)	Includes securities to be issued under our Amended and Restated 1997 Employee, Director and Consultant Stock Option and Stock Incentive Plan, the iTurf 1999 Amended and Restated Stock Incentive Plan and our Amended and Restated 2002 Incentive and Non-Qualified Stock Option Plan (the “Plans”) and the 2007 Plan. Alloy’s shareholder’s approved the 2007 Plan in June 2007, following which the Plans, the dELiA*s, Inc. Amended and Restated 1996 Stock Incentive Plan and the dELiA*s, Inc. 1998 Stock Incentive Plan were terminated. However, outstanding options, the exercise of which would allow shares of Alloy’s common stock to be acquired by the holders of such options, were issued prior to such termination, remain outstanding under the Plans.
(4)	Includes shares available for issuance under the 2007 Plan, as that is our only currently effective plan.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of our Board of Directors has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K, which appears elsewhere in this Proxy Statement, with management. Based on this review and discussions, the Compensation Committee has recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this 2008 Proxy Statement. The following independent directors, who comprise the Compensation Committee, provide this report:

Members of the Compensation Committee:

Peter M. Graham (Chairman)

Anthony N. Fiore

Edward A. Monnier

REPORT OF THE AUDIT COMMITTEE

The Audit Committee, which consists entirely of non-employee directors who meet the independence and experience requirements of the NASDAQ Stock Market, LLC, has furnished the following report on Audit Committee matters:

The Audit Committee acts pursuant to a written charter which is reviewed periodically by the Board of Directors of the Company and which is available on our website at www.alloymarketing.com. The Audit Committee assists the Board in overseeing and monitoring the integrity of the Company’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its audit process. In addition, the Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of BDO Seidman, LLP (“BDO”), Alloy’s independent registered public accountants for Fiscal 2007. The Audit Committee has reviewed and discussed with management and BDO the audited and consolidated financial statements of the Company for Fiscal 2007 and BDO’s audit of the Company’s internal controls over financial reporting. In addition, the Committee has discussed with BDO the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, relating to the conduct of the audit. The Audit Committee has also received written disclosures and a letter from BDO regarding its independence from Alloy as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with BDO the independence of that firm. In addition, the Audit Committee (i) discussed with BDO the qualifications of the partners and managers assigned to the Company’s audit, (ii) reviewed with BDO the quality control system for the U.S. accounting and audit practice to provide reasonable assurance that the audit was conducted in compliance with professional standards, and (iii) confirmed with BDO that there was appropriate continuity of personnel working on audits and availability of national office consultation.

Based upon the above review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Alloy’s Annual Report on Form 10-K for Fiscal 2007.

Members of the Audit Committee:

Peter M. Graham (Chairman)

Edward A. Monnier

Anthony N. Fiore

Richard E. Perlman

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to its charter, our Audit Committee was required to review and approve, in advance, any transactions occurring in Fiscal 2007 in excess of $50,000 occurring between us and our executive officers, members of the Board and beneficial holders of more than 5% of our securities, immediate family members of the foregoing and any other parties whom the Board determines to be related parties, as defined by Item 404 of Regulation S-K. We followed this policy in all instances during Fiscal 2007.

Other Transactions

Joseph Diamond, brother of Matthew C. Diamond, our Chairman and Chief Executive Officer, is employed as the Chief Operating Officer for our Alloy Education division. Joseph Diamond’s annual base salary for Fiscal 2007 was $150,000. For services rendered during Fiscal 2006, Mr. Diamond was granted 3,131 shares of restricted stock in April 2007 and a cash bonus of $17,170. For services rendered during Fiscal 2007, Mr. Diamond was granted 4,182 shares of restricted stock in December 2007 and a cash bonus of $17,861. Those shares are subject to the terms and conditions of restricted stock agreements, including certain rights of repurchase, between Joseph Diamond and us. As of January 31, 2008, Mr. Diamond held options to purchase an aggregate of 12,124 shares of our common stock, of which 11,186 shares were exercisable on such date at varying exercise prices, and 13,429 shares of restricted stock, which are subject to rights of repurchase by us or forfeiture to us in certain circumstances as outlined in restricted stock agreements executed by Mr. Diamond and us.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD OF DIRECTORS

Proposal 1: Elect	Three Members To Our Board Of Directors.

On April 10, 2008, our Board of Directors, on the recommendation of the Corporate Governance and Nominating Committee, nominated Matthew C. Diamond, James K. Johnson, Jr. and Richard E. Perlman for re-election at the Annual Meeting. If they are re-elected, they will serve on our Board of Directors until the 2011 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified. Unless authority to vote for any of the nominees named below is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of Messrs. Diamond, Johnson and Perlman. If any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

The affirmative vote of a plurality of the shares voted at the Annual Meeting is required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RE-ELECTION OF MATTHEW C. DIAMOND, JAMES K. JOHNSON, JR AND RICHARD E. PERLMAN AS DIRECTORS AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

Proposal 2: Ratify	The Appointment Of BDO Seidman, LLP As Our Independent Registered Public Accountants For The Fiscal Year Ending January 31, 2009.

We are requesting that you to ratify the Audit Committee’s selection of BDO Seidman, LLP (“BDO”), independent registered public accountants, as our independent registered public accountants for the Fiscal 2008.

Independent Registered Public Accountants

We are submitting this proposal to you because we believe that such action follows sound corporate practice. The Audit Committee has appointed BDO as our independent registered public accountants for Fiscal 2008. The Audit Committee has reviewed BDO’s independence from us as described in the “Report of the Audit Committee.” If you do not ratify the selection of BDO as independent registered public accountants, the Audit Committee will consider selecting other auditors. However, even if you ratify the selection, the Audit Committee may still appoint new independent registered public accountants at any time during the next fiscal year if it believes that such a change will be in the best interests of Alloy and our shareholders. We expect a representative of BDO to be present at the Annual Meeting to make a statement, if he or she desires, and to answer your questions.

Audit Fees

The aggregate fees billed for professional accounting services rendered by BDO for Fiscal 2007 and Fiscal 2006:

	Fiscal Year Ended January 31,
	2008		2007
Audit Fees	$873,761		$706,838
Audit Related Fees	$99,000	(1)	$48,500	(1)
Tax Fees	—		—
All Other Fees	—		—

Total Fees	$972,761		$755,338

(1)	Relate to ordinary course, recurring accounting consultations.

In the above table, in accordance with the SEC definitions and rules, “audit fees” are fees billed to us for professional services for the audit of our consolidated financial statements included in the Annual Report on Form 10-K and review of financial statements included in Quarterly Reports on Form 10-Q; for the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; for the attestation of management’s report on the effectiveness of internal control over financial reporting; and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. “Audit-related fees” are billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and internal control over financial reporting. “Tax fees” are fees for Federal and local tax compliance, tax advice, and tax planning and advisory services.

Policy of Audit Committee on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accountants

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services. The independent registered public accountants and management are required to report periodically to the Audit Committee concerning the extent of services provided by the independent registered public accountants in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Percentage of Audit Fees Pre-Approved

During Fiscal 2007, all audit and permissible non-audit services were pre-approved by the Audit Committee.

The affirmative vote of a majority of the shares voted at the Annual Meeting will ratify the appointment of the independent registered public accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANT AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

Proposal 3: Approve	the Adoption of the Alloy, Inc. Executive Incentive Bonus Plan

In December 2007 our Board of Directors approved adoption of Proposed Incentive Plan, subject to shareholder approval. The Company is now seeking shareholder approval of the Proposed Incentive Plan. Our Board of Directors recommends that our shareholders approve the Proposed Incentive Plan.

Section 162(m) of the Code generally does not allow publicly held companies to take tax deductions for compensation of more than $1 million paid in any year to a so-called “covered employee” of the Company who as of the close of the tax year, (i) is the principal executive officer (“PEO”) (within the meaning of the compensation disclosure rules promulgated under the Securities Exchange Act of 1934 (the Act)) of the Company or an individual acting in that capacity, or (ii) is an employee with respect to whom the Company is obligated to report annual compensation to its shareholders by reason of the employee being among the three highest compensated officers for the tax year (other than the PEO) (“Covered Employees”), unless such payments are “performance-based” in accordance with conditions specified under Section 162(m). One of those conditions requires that we obtain shareholder approval of the material terms of the performance goals under which a committee of outside directors will determine the amount of compensation to be paid to Covered Employees.

Subject to obtaining shareholder approval, and if the applicable performance goals for the applicable performance period are satisfied, this proposal will enable the Company to pay performance-based compensation to our Covered Employees and to take tax deductions for such payments, without regard to the limitations of Section 162(m).

Summary of the Proposed Incentive Plan

The following description of the Proposed Incentive Plan is only a summary of certain provisions thereof and is qualified in its entirety by reference to its full text, a copy of which is included as Exhibit A to this Proxy Statement.

Purpose

The purpose of the Proposed Incentive Plan is to establish a program of incentive compensation to provide for annual incentive awards to eligible employees, including Covered Employees. The Company does not have any comparable bonus plans currently in effect.

Administration

The Proposed Incentive Plan is administered by the Compensation Committee of the Board of Directors, which is a committee appointed by our Board of Directors consisting of two or more “outside directors” within the meaning of Section 162(m). Unless determined otherwise by the Compensation Committee, each bonus to a Covered Employee will be intended to qualify for the performance-based compensation exception to Section 162(m). The Compensation Committee has all the authority necessary or helpful to enable it to discharge its responsibilities with respect to the Proposed Incentive Plan, including authority to determine eligibility for participation, establish goals for each participant, calculate and determine each participant’s level of attainment of such goals, and calculate the bonus for each participant based upon such level of attainment. Except as otherwise specifically limited in the Proposed Incentive Plan, the Compensation Committee has full power and authority to construe, interpret and administer the Proposed Incentive Plan.

Eligibility

Only “Executives” of the Company are eligible for participation in the Proposed Incentive Plan. An “Executive” is an officer of the Company, including Covered Employees, deemed to be an executive officer by the Compensation Committee, in accordance with the Company’s standard practices and procedures. In order to participate in the Plan, for any Performance Period (which can be any month, quarter, semi-annual or annual period of time, as established by the Compensation Committee), an Executive must be designated for participation in accordance with the Proposed Incentive Plan and the selection procedures established by the Committee. If an employee becomes an Executive mid-way through a Performance Period, then such Executive may be eligible for participation in the Proposed Incentive Plan on a pro-rated basis, with a bonus set under the Proposed Incentive Plan equal to the bonus that would have been set for the entire Performance Period multiplied by the number of weeks of the Executive’s participation over the total number of weeks in the Performance Period.

Performance Goals and Bonus Awards

Awards of bonuses under the Proposed Incentive Plan shall be based on one or more of the following objective performance goals, as established at the beginning of a Performance Period: (i) net income, (ii) earnings per share, (iii) return on equity, (iv) gross margin, (v) return on assets, (vi) net sales, (vii) new products, (viii) expansion of facilities, (ix) customer satisfaction, (x) earnings, (xi) debt management, (xii) free cash flow, or (xiii) objective personal improvement. The Compensation Committee may set performance goals on an individual, area of responsibility, business segment or Company-wide basis, or any combination thereof. Promptly following the beginning of a Performance Period, and in accordance with Code Section 162(m),, the Compensation Committee shall: (a) determine the performance criteria under the Proposed Incentive Plan; (b) determine the Executives eligible to participate in the plan for the applicable Performance Period; and (c) determine the method for computing the amount of bonus, if any, payable to each Executive upon attainment of the established performance goals.

Following the end of the applicable Performance Period, the Compensation Committee will certify to the Board the attainment of the established performance goals and calculate the bonus, if any, payable to each participant. Bonuses will be paid in cash or other consideration determined in the Compensation Committee’s discretion, including without limitation, common shares of the company or equity awards, which may be subject to vesting conditions determined by the Compensation Committee. Any common shares or equity awards granted in satisfaction of a bonus will be granted under our equity incentive plans in effect from time to time.

The Compensation Committee retains the right to reduce any bonus in its discretion, but no such reduction will result in an increase to any other Covered Employee’s bonus payment. In general, a participant must be employed on the date that a bonus is paid to be eligible to receive that bonus, but the Compensation Committee may in its sole discretion, to the extent permitted under Section 162(m), pay a bonus upon a participant’s death or disability or upon a change of control.

The maximum bonus payable to a Covered Employee with respect to any one fiscal year cannot exceed $4,000,000.

Effective Date; Amendment to Plan

The Proposed Incentive Plan is effective as of December 6, 2007, subject to approval of the shareholders with as requested herein. The Compensation Committee may amend, suspend or terminate the Proposed Incentive Plan at any time, but no amendment may be made without the approval of the Company’s shareholders if the effect of such amendment would be to cause outstanding or pending bonuses that are intended to qualify for the performance-based compensation exception to Section 162(m) of the Code to cease to qualify for such exception.

New Plan Benefits

Because amounts payable under the Proposed Incentive Plan are based on satisfaction of certain objective performance goals, it cannot be determined at this time what amounts, if any, will be received by participants under the Proposed Incentive Plan with respect to Fiscal 2008. Subject to shareholder approval of the Proposed Incentive Plan with respect to Covered Employees, the Compensation Committee has designated our Chief Executive Officer, our Chief Operating Officer, our Chief Financial Officer, our Chief Legal Officer and our Chief Technology Officer as participants in the Proposed Incentive Plan for the Performance Period of February 1, 2008 through January 31, 2009. The foregoing individuals represent the Company’s named executive officers.

Required Vote

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the adoption of the Proposed Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE PROPOSED INCENTIVE PLAN AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act, requires our directors and officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and other equity securities. Our officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during Fiscal 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with in full.

Information About Shareholder Proposals

To be considered for inclusion in our Proxy Statement relating to the 2009 Annual Meeting of Shareholders, shareholder proposals must be received no later than February 7, 2009. To be considered for presentation at such meeting, although not included in our Proxy Statement, proposals must comply with our By-laws and must be received no earlier than March 23, 2009 and no later than April 22, 2009. All shareholder proposals should be marked for the attention of Secretary, Alloy, Inc., 151 West 26th Street, 11 th Floor, New York, New York, 10001.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

By Order of the Board of Directors

Gina R. DiGioia
Secretary

New York, New York

May 28, 2008

EXHIBIT A

ALLOY, INC.

EXECUTIVE INCENTIVE BONUS PLAN

1.	PURPOSE

The purpose of this Alloy, Inc. Executive Incentive Bonus Plan (the “Plan”) is to provide a means through which the Company (as defined, to include selected subsidiaries and affiliates) may provide incentives to attract key executives to enter and remain in the employ of the Company and to provide a means whereby these individuals can contribute to the growth, profitability and increased shareholder value of the Company. The Plan is intended to be a Code Section 162(m) plan that, upon approval by the shareholders of the Company, permits the Company to pay performance compensation to Covered Employees and maintain its deduction for compensation expenses, in accordance with Section 162(m)(4)(C) and the regulations issued thereunder.

2.	DEFINITIONS

(a)	Bonus—Cash and the performance incentive awards granted to an Executive pursuant to the terms and conditions of the Plan.

(b)	Board—The Board of Directors of Alloy, Inc.

(c)	Code—The Internal Revenue Code of 1986, as amended.

(d)	Committee—The Compensation Committee of the Board, or such other committee or sub-committee of the Board or Compensation Committee that is designated by the Board to administer the Plan, in compliance with requirements of Section 162(m) of the Code.

(e)	Company—Alloy, Inc. and any subsidiary of the Company that Committee designates as a participating Company in this Plan.

(f)	Covered Employee—A “covered employee” is an employee of the Company who as of the close of the tax year, (i) is the principal executive officer (“PEO”) (within the meaning of the compensation disclosure rules promulgated under the Securities Exchange Act of 1934 (the Act)) of the Company or an individual acting in that capacity, or (ii) is an employee with respect to whom the Company is obligated to report annual compensation to its shareholders by reason of the employee being among the three highest compensated officers for the tax year (other than the PEO).

(g)	Executives—An Executive is an officer of the Company, including Covered Employees, deemed to be an executive officer by the Committee, in accordance with the Company’s standard practices and procedures.

(h)	Extraordinary Items—A sale of a division or subsidiary of the Company, a merger or consolidation of the Company, a reorganization or dissolution of the Company or such other Extraordinary Items as determined by the Committee in its sole discretion.

(i)	Performance Period—The period of time, which can be any month, quarter, semi- annual or annual period of time, established by the Committee for the establishment of performance goals.

3.	ELIGIBILITY

(a)	Only Executives of the Company are eligible for participation in the Plan. In order to participate in the Plan, for any Performance Period, an Executive must be designated for participation in accordance with the Plan and the selection procedures established by the Committee. If an employee becomes an Executive mid-way through a Performance Period, then such Executive may be eligible for participation in the Plan on a pro-rated basis, with a Bonus set under the Plan equal to the Bonus that would have been set for the entire Performance Period multiplied by the number of weeks of the Executive’s participation over the total number of weeks in the Performance Period.

(b)	If an employee ceases to be an Executive or an employee of the Company for any other reason during a Performance Period, no Bonus shall be paid to that employee for that Performance Period, unless otherwise provided for in an agreement by and between the Company and that Executive.

4.	BONUS AWARDS

(a)	Awards of bonuses under the Plan shall be based on one or more of the following performance goals: (i) net income, (ii) earnings per share, (iii) return on equity, (iv) gross margin, (v) return on assets, (vi) net sales, (vii) new products, (viii) expansion of facilities, (ix) customer satisfaction, (x) earnings, (xi) debt management, (xii) free cash flow, or (xiii) objective personal improvement. Performance goals may be set by the Committee on an individual, area of responsibility, business segment or Company-wide basis, or any combination thereof. Without in any way limiting the foregoing, performance goals for Executives may be typically established to measure performance as described on the attached Schedule A, incorporated herein Unless otherwise specifically approved by the Committee, the methods for calculating performance goals shall exclude Extraordinary Items.

(b)	The Committee shall administer the Plan and shall have full power and authority to construe, interpret, and administer the Plan necessary to comply with the requirements of Section 162(m) of the Code. The Committee’s decisions shall be final, conclusive, and binding upon all persons. The Committee shall certify in writing prior to commencement of payment of the Bonus that the performance goal or goals under which the bonus is to be paid has or have been achieved. The Committee in its sole discretion has the authority to reduce the amount of a Bonus otherwise allocated to an Executive upon attainment of the performance goal established for any Performance Period provided that a reduction in the amount of one Executive’s Bonus does not result in an increase in the amount of any other Executive’s Bonus.

(c)	Promptly after the beginning of a Performance Period, the Committee shall: (i) determine the performance criteria; (ii) determine the Executives eligible to participate in the Plan for the applicable Performance Period; and (iii) determine the method for computing the amount of Bonus payable to each Executive if the performance goal is achieved.

(d)	The maximum Bonus amount that can be paid to any Executive with respect to any one fiscal year cannot exceed $4,000,000. Bonus awards may be in the form of cash or equity awards under the Alloy, Inc. 2007 Employee, Director and Consultant Stock Incentive Plan (or any successor plan), as determined by the Committee.

(e)	Bonus amounts shall be paid or granted within 90 days after the close of the applicable Performance Period. An Executive must be employed by the Company on the date on which any Bonus is paid to receive actual payment, except as specifically provided for in any other agreement by and between Executive and the Company

5.	NONASSIGNABILITY

No Bonus or any other benefit under the Plan shall be assignable or transferable by the participant during the participant’s lifetime except as otherwise approved by the Committee.

6.	NO RIGHT TO CONTINUED EMPLOYMENT

Nothing in the Plan shall confer upon any employee any right to continue in the employ of the Company or shall interfere with or restrict in any way the right of the Company to discharge an employee at any time for any reason whatsoever, with or without good cause.

7.	EFFECTIVE DATE

The effective date of this Plan is December 6, 2007.

Schedule A: Typical Objective Criteria

Financial performance

EBITDA, and year-over-year EBITDA improvement; and

free cash flow.

Operational performance

Achievement of specific operational goals;

improved productivity;

reduction of costs; and

increased margins.

Individual executive performance

management efficiency;

developing and maintaining the skills necessary to work in a high-growth company;

recognizing and pursuing new business opportunities;

initiating and implementing programs to enhance our growth and successes;

leadership capabilities, such as the ability to motivate others and build a strong management team; and

demonstration of Company values in an effort to promote a culture of excellence and integrity.

Strategic Company objectives and activities

acquisitions, dispositions or joint ventures and expansion.

ALLOY, INC.

151 WEST 26TH STREET—11TH FLOOR

NEW YORK, NY 10001

PROXY CARD FOR 2008 ANNUAL MEETING OF SHAREHOLDERS

JULY 17, 2008

Alloy, Inc.’s Board of Directors Solicits This Proxy

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement, dated June 9, 2008, in connection with the Annual Meeting to be held at 9:00 a.m. on Thursday, July 17, 2008 at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Chrysler Center, 666 Third Avenue, New York, NY 10017, and hereby appoints Joseph D. Frehe and/or Gina R. DiGioia, each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the common stock of Alloy, Inc. (the “Company”) registered in the name provided in this Proxy which the undersigned is entitled to vote at the 2008 Annual Meeting of Shareholders, and at any adjournments of the meeting, with all the powers the undersigned would have if personally present at the meeting. Without limiting the general authorization hereby given, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy Statement.

This Proxy when executed will be voted in the manner directed herein.

If no direction is made, this Proxy will be voted FOR all Proposals.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments of the meeting.

1. Election of Directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate)

NOMINEES: Matthew C. Diamond, James K. Johnson, Jr. and Richard E. Perlman.

2. SEE REVERSE SIDE FOR PROPOSALS. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

(SEE REVERSE SIDE)

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☒ Please mark votes as in this example.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

1.	ELECTION OF DIRECTORS (See reverse).

☐	Matthew C. Diamond	☐	FOR	☐	WITHHELD

☐	James K. Johnson, Jr.	☐	FOR	☐	WITHHELD

☐	Richard E. Perlman	☐	FOR	☐	WITHHELD

☐	For all nominees except as noted above.

2.	Proposal to ratify and confirm the selection of BDO Seidman, LLP as the Company’s independent registered public accountants for the fiscal year ending January 31, 2009.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	Proposal to approve the Alloy, Inc. Executive Incentive Bonus Plan.

☐	FOR	☐	AGAINST	☐	ABSTAIN

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date:

Signature

Date:

Signature

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